                                                                  EXHIBIT (a)(1)

                          Offer to Purchase for Cash
                         All Outstanding Common Units
                    Representing Limited Partner Interests

                                      in

                        NATIONAL PROPANE PARTNERS, L.P.

                                      at

                          $12.00 Net Per Common Unit

                                      by

                            COLUMBIA PROPANE, L.P.,

                     the managing general partner of which
                        is a wholly-owned subsidiary of
                         COLUMBIA PROPANE CORPORATION


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MAY 6, 1999, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS BEING MADE PURSUANT TO A PURCHASE AGREEMENT DATED AS OF APRIL 5, 1999, AMONG COLUMBIA PROPANE, L.P. (THE "PURCHASER"), CP HOLDINGS, INC., COLUMBIA PROPANE CORPORATION, NATIONAL PROPANE PARTNERS, L.P. (THE "PARTNERSHIP"), NATIONAL PROPANE CORPORATION, THE MANAGING GENERAL PARTNER OF THE PARTNERSHIP ("NATIONAL MGP"), NATIONAL PROPANE SGP, INC. AND TRIARC COMPANIES, INC., THE INDIRECT PARENT OF THE GENERAL PARTNERS OF THE PARTNERSHIP ("TRIARC"). THE BOARD OF DIRECTORS OF NATIONAL MGP (THE "NATIONAL BOARD"), ACTING ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE NATIONAL BOARD (THE "SPECIAL COMMITTEE"), HAS UNANIMOUSLY APPROVED AND ADOPTED THE PURCHASE AGREEMENT, THE OFFER AND THE MERGER, AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF COMMON UNITS ("UNITHOLDERS") AND RECOMMENDS THAT THE UNITHOLDERS ACCEPT THE OFFER AND TENDER THEIR COMMON UNITS. COLUMBIA PROPANE CORPORATION IS A WHOLLY-OWNED SUBSIDIARY OF COLUMBIA ENERGY GROUP ("COLUMBIA").

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF COMMON UNITS (THE "MINIMUM NUMBER OF COMMON UNITS") THAT CONSTITUTES AT LEAST A MAJORITY OF THE THEN OUTSTANDING COMMON UNITS OF THE PARTNERSHIP ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTIONS 1, 14 AND 15.

                                --------------

                                   IMPORTANT

  Any Unitholder desiring to tender Common Units (as defined herein) should either (i) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such Unitholder's signature thereon guaranteed if required by the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents, to the Depositary (as defined herein) and either deliver the certificates for such Common Units to the Depositary along with the Letter of Transmittal or facsimile or deliver such Common Units pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such Unitholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Unitholder. A Unitholder having Common Units registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Unitholder desires to tender such Common Units.

  Any Unitholder who desires to tender Common Units and whose certificates representing such Common Units are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Common Units by following the procedure for guaranteed delivery set forth in Section 2.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

         The Dealer Manager for the Offer is PaineWebber Incorporated.

April 9, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 INTRODUCTION.............................................................    1

  1. TERMS OF THE OFFER..................................................     2

  2. PROCEDURE FOR TENDERING COMMON UNITS................................     4

  3. WITHDRAWAL RIGHTS...................................................     6

  4. ACCEPTANCE FOR PAYMENT AND PAYMENT..................................     7

  5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.............................     8

  6. PRICE RANGE OF THE COMMON UNITS; DISTRIBUTIONS ON THE COMMON UNITS..    11

  7. EFFECT OF THE OFFER ON THE MARKET FOR THE COMMON UNITS; STOCK
     EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.....    11

  8. CERTAIN INFORMATION CONCERNING THE PARTNERSHIP......................    12

  9. CERTAIN INFORMATION CONCERNING THE PURCHASER, PURCHASER GENERAL
     PARTNER, PURCHASER HOLDINGS AND COLUMBIA............................    15

 10. SOURCE AND AMOUNT OF FUNDS..........................................    17

 11. CONTACTS WITH THE PARTNERSHIP; BACKGROUND OF THE OFFER..............    17

 12. PURPOSE OF THE OFFER; THE PURCHASE AGREEMENT; MERGER................    19
 13. DISTRIBUTIONS.......................................................    32

 14. CERTAIN CONDITIONS OF THE OFFER.....................................    32

 15. CERTAIN LEGAL MATTERS...............................................    34

 16. FEES AND EXPENSES...................................................    35

 17. MISCELLANEOUS.......................................................    36

 SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER GENERAL PARTNER,
            PURCHASER HOLDINGS AND COLUMBIA..............................    37

To the Holders of Common Units of National Propane Partners, L.P.

                                 INTRODUCTION

  Columbia Propane, L.P., a Delaware limited partnership (the "Purchaser"), which has as its managing general partner CP Holdings, Inc. ("Purchaser General Partner"), a Delaware corporation and a wholly-owned subsidiary of Columbia Propane Corporation ("Purchaser Holdings"), hereby offers to purchase all outstanding common units (the "Common Units") representing limited partner interests in National Propane Partners, L.P., a Delaware limited partnership (the "Partnership"), at $12.00 per Common Unit (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Purchaser Holdings is a wholly-owned subsidiary of Columbia Energy Group ("Columbia").

  Tendering Unitholders whose Common Units are registered in their own name and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions to the Purchaser or the Depositary or, except as set forth in Instruction 6 of the Letter of Transmittal, U.S. Federal, state or local transfer taxes on the purchase of Common Units pursuant to the Offer. Unitholders who hold their Common Units through a bank or broker should check with such institution as to whether they charge any service fees. The Purchaser will pay any fees and expenses of PaineWebber Incorporated, which is acting as Dealer Manager (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), and Innisfree M&A Incorporated, which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

  The Offer is being made pursuant to the Purchase Agreement dated as of April 5, 1999 (the "Purchase Agreement"), among the Purchaser, Purchaser General Partner, Purchaser Holdings, the Partnership, National Propane Corporation, the managing general partner of the Partnership ("National MGP"), National Propane SGP, Inc. ("National SGP, together with National MGP, the "National General Partners"), the special general partner of the Partnership, and Triarc Companies, Inc., the indirect parent of National SGP and National MGP ("Triarc"), pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Partnership will be merged with and into the Purchaser, with the Purchaser surviving the merger (as such, the "Surviving Partnership") and with Purchaser General Partner becoming the Surviving Partnership's managing general partner (the "Merger"). Immediately following the closing of the Merger, National MGP will hold a 1.0% special limited partner interest in the Purchaser OLP (as defined herein). On the effective date of the Merger (the "Effective Date"), each outstanding Common Unit not tendered in the Offer (other than Common Units owned by the Purchaser or its affiliates) will be converted into the right to receive the Offer Price (or any higher price that may be paid for each Common Unit pursuant to the Offer) in cash, without interest (the "Offer Consideration"). See Section 12.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF COMMON UNITS (THE "MINIMUM NUMBER OF COMMON UNITS") THAT CONSTITUTES AT LEAST A MAJORITY OF THE THEN OUTSTANDING COMMON UNITS OF THE PARTNERSHIP ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTIONS 1, 14 AND 15.

  THE BOARD OF DIRECTORS OF NATIONAL MGP, MANAGING GENERAL PARTNER OF THE PARTNERSHIP (THE "NATIONAL BOARD"), ACTING ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE NATIONAL BOARD (THE "SPECIAL COMMITTEE"), HAS UNANIMOUSLY APPROVED AND ADOPTED THE PURCHASE AGREEMENT, THE OFFER AND THE MERGER, AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE UNITHOLDERS AND RECOMMENDS THAT THE UNITHOLDERS ACCEPT THE OFFER AND TENDER THEIR COMMON UNITS.

  Lehman Brothers Inc., as financial advisor to the Special Committee, delivered to the Special Committee its written opinion dated April 1, 1999, that, as of such date and based upon and subject to the matters set forth therein, from a financial point of view the consideration to be received by the Unitholders pursuant to each of the Offer and the Merger is fair to such Unitholders.

  The Partnership has informed the Purchaser that, as of April 5, 1999, there were 6,701,550 Common Units issued and outstanding, and 295,000 outstanding Options to Purchase Common Units (of which none had exercise prices less than the Offer Price). Accordingly, the Minimum Number of Common Units is 3,498,276. As of the date hereof, none of the Purchaser, Purchaser General Partner or Purchaser Holdings owns any Common Units. If the Purchaser acquires the Minimum Number of Common Units, it will have sufficient voting power to approve the Merger on behalf of Unitholders without the affirmative vote of any other Unitholders.

  Due to its inability to pay quarterly distributions to Unitholders, the Partnership currently has a quarterly distribution arrearage of $0.7875 per Common Unit for quarters through December 31, 1998. Under the terms of the Purchase Agreement, the Partnership is prohibited from declaring, setting aside or paying any further distributions to Unitholders. Thus, such arrearages and any quarterly distributions in respect of any quarter after December 31, 1998, will not be paid pursuant to the terms of the Offer or the Merger. See Section 6.

  Holders of Common Units will not have appraisal rights as a result of the Offer or the Merger.

  The Purchase Agreement is more fully described in Section 12. Certain Federal income tax consequences of the sale of Common Units pursuant to the Offer and the exchange of Common Units for the Offer Consideration pursuant to the Merger are described in Section 5.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. Terms of The Offer

  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Common Units validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with
Section 3. As used herein, the term "Expiration Date" means 12:00 Midnight, New York City time, on May 6, 1999, unless and until the Purchaser shall have extended the period of time during which the Offer is open, either in its sole discretion or pursuant to the mandatory extension requirements set forth below, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  Pursuant to the terms of the Purchase Agreement, the Purchaser must extend the Offer from time to time to the extent necessary to permit cure, resolution, elimination or waiver of the conditions set forth in Section 14 of this Offer to Purchase; provided, that the Purchaser shall not be obligated to make any such extension (x) if the Purchaser reasonably determines that any condition set forth in such Section 14 is not capable of being cured, resolved or eliminated, (y) after the termination of the Purchase Agreement in accordance with its terms or (z) in any event, to a date later than 60 days following the commencement of the Offer.

  In addition, pursuant to the terms of the Purchase Agreement and in accordance with the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, and notwithstanding anything to the contrary in the Purchase Agreement or in
Section 14 of this Offer to Purchase, to extend the Offer in accordance with law, to waive any condition (other than the Minimum Condition), to increase the Offer Consideration, and to make any other changes in the terms and conditions of the Offer; provided, however, that no change may be made which
(i) decreases or changes the form of the Offer Consideration, (ii) reduces the minimum number of Common Units to be purchased in the Offer below the Minimum Condition, (iii) imposes conditions to the Offer in addition to those set forth in Section 14 of this

Offer to Purchase, (iv) amends or changes the terms and conditions of the Offer in any manner adverse to the holders of Common Units (other than Purchaser Holdings and its subsidiaries) or (v) changes or waives the Minimum Condition. There can be no assurance that the Purchaser will exercise its right to extend the Offer.

  UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE COMMON UNITS, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT FOR THE COMMON UNITS.

  Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to Unitholders in connection with the Offer be promptly disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

  If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Common Units) is delayed in its acceptance for payment of or payment for Common Units or it is unable to pay for Common Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Common Units on behalf of the Purchaser, and such Common Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Common Units that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought or any dealer solicitation fee, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination and investor response.

  Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition and the other conditions set forth in Section 14. Subject to the terms and conditions contained in the Purchase Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such other conditions set forth in Section 14.

  The Partnership has provided the Purchaser with mailing labels containing the names and addresses of all record holders of Common Units and with security position listings of Common Units held in stock depositories. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Common Units and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Unitholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Common Units.

2. Procedure for Tendering Common Units

  Valid Tender. For a Unitholder validly to tender Common Units pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) certificates for tendered Common Units must be received by the Depositary at one of such addresses or
(b) such Common Units must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering Unitholder must comply with the guaranteed delivery procedure set forth below.

  THE METHOD OF DELIVERY OF COMMON UNITS, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING UNITHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Common Units at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Common Units by causing the Book-Entry Transfer Facility to transfer such Common Units into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Common Units may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Unitholder must comply with the guaranteed delivery procedure described below.

  The confirmation of a book-entry transfer of Common Units into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Units that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of Common Units (which, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Common Units) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Common Units are tendered for the account of a firm that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If the certificates for Common Units are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Common Units not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a Unitholder desires to tender Common Units pursuant to the Offer and such Unitholder's certificates for Common Units are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Unitholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Common Units, in proper form for transfer (or a Book-Entry Confirmation with respect to such Common Units), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day", for purposes of the preceding sentence, is any day on which the New York Stock Exchange, Inc. (the "NYSE") and banks in New York are open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Common Units accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Common Units, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Unitholders may be paid at different times depending upon when certificates for Common Units or Book-Entry Confirmations are actually received by the Depositary.

  Purchaser's acceptance for payment of Common Units validly tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment as Proxy. By executing a Letter of Transmittal as set forth above (including through delivery of an Agent's Message), the tendering Unitholder irrevocably appoints A. Mason Brent and Thomas E. Perkins, Jr., and each of them and any other designees of the Purchaser, as such Unitholder's attorneys-in-fact and proxies as set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Common Units tendered by such Unitholder and accepted for payment by the Purchaser and with respect to any and all other Common Units or other securities or rights issued or issuable in respect of such Common Units on or after April 9, 1999. All such proxies are coupled with an interest in the tendered Common Units. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Common Units tendered by such Unitholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such Unitholder with respect to such Common Units or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Common Units or other securities or rights in respect of any annual, special or adjourned meeting of the Unitholders, by written consent or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Common Units to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Common Units, the Purchaser must be able to exercise full voting and other rights with respect to such Common Units and other securities or rights, including voting at any meeting of Unitholders then scheduled or acting by written consent without a meeting.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Common Units will be determined by the Purchaser in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Common Units, whether or not similar defects or irregularities are waived in the case of other Common Units. No tender of Common Units will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Purchaser General Partner, Purchaser Holdings, Columbia, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

  Backup Withholding. Unitholders who tender Common Units may be subject to 31% backup withholding unless a Unitholder (1) provides a correct taxpayer identification number ("TIN") (which, for an individual holder, is the holder's social security number) and any other required information to the paying agent, or (2) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules. A Unitholder may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. A Unitholder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. If a Unitholder who is subject to backup withholding does not properly complete and sign the Substitute Form W-9, the Purchaser will withhold 31% from payments to such Unitholder. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's U.S. Federal income tax liability. Each Unitholder should consult with its own tax advisor as to such Unitholder's qualification for exemption from backup withholding and the procedure for obtaining such exemption. See Section 5 and Instruction 9 of the Letter of Transmittal.

3. Withdrawal Rights

  Except as otherwise provided in this Section 3, tenders of Common Units made pursuant to the Offer are irrevocable. Common Units tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 7, 1999.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Common Units to be withdrawn, the number of Common Units to be withdrawn and the name of the registered holder of the Common Units to be withdrawn, if different from the name of the person who tendered the Common Units. If certificates for Common Units to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Common Units have been tendered by an Eligible Institution, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Common Units have been tendered pursuant to the procedures for book-entry delivery set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Units and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Common Units may not be rescinded, and any Common Units properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Common Units may be retendered by following once again one of the procedures described in Section 2 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding on all parties. None of the Purchaser, Purchaser General Partner, Purchaser Holdings, Columbia, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. Acceptance for Payment and Payment

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Common Units validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. Any determination concerning the satisfaction of such terms and conditions will be within the discretion of the Purchaser, and such determination will be final and binding on all tendering Unitholders. See Sections 1 and 14. Subject to the applicable rules of the Securities and Exchange Commission (the "Commission"), the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Common Units in order to comply in whole or in part with any applicable law, government regulation or condition. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Common Units promptly after the termination or withdrawal of the Offer).

  In all cases, payment for Common Units accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Common Units (or timely Book-Entry Confirmation of a transfer of such Common Units as described in Section 2), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal.

  IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER INCREASES THE CONSIDERATION TO BE PAID PER COMMON UNIT PURSUANT TO THE OFFER, THE PURCHASER WILL PAY THE INCREASED CONSIDERATION FOR ALL COMMON UNITS PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT THE COMMON UNITS WERE TENDERED PRIOR TO THE INCREASE IN CONSIDERATION.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Common Units validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Common Units. Upon the terms and subject to the conditions of the Offer, payment for Common Units accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Unitholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Unitholders whose Common Units have been accepted for payment.

  If the Purchaser is delayed in its acceptance for payment of or payment for Common Units or is unable to accept for payment or pay for Common Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Common Units, and such Common Units may not be withdrawn except to the extent tendering Unitholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

  UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE COMMON UNITS, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If any tendered Common Units are not purchased pursuant to the Offer because of an invalid tender or otherwise, the certificates for such Common Units will be returned, and if certificates are submitted for more Common Units than are tendered, new certificates for the Common Units not tendered will be sent, in each case without expense, to the tendering Unitholder (or, in the case of Common Units delivered by book-entry transfer of such Common Units into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Common Units will be credited to an account maintained at the Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Purchaser General Partner, or to one or more direct or indirect wholly-owned subsidiaries of Purchaser General Partner, the right to purchase Common Units tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Unitholders to receive payment for Common Units validly tendered and accepted for payment pursuant to the Offer.

5. Certain Federal Income Tax Consequences

  The U.S. Federal income tax discussion set forth below is for general information only and does not purport to address all aspects of taxation that may be relevant to a particular Unitholder. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This summary does not discuss all aspects of U.S. Federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances or to certain types of Unitholders subject to special treatment under the U.S. Federal income tax laws including, without limitation, financial institutions, insurance companies, tax-exempt organizations and broker dealers. This discussion applies only to Unitholders for whom the Common Units are capital assets within the meaning of Code section 1221 and does not discuss the U.S. Federal income tax consequences to a Unitholder who, for U.S. Federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust, nor does it consider the effect of any foreign, state, local or other tax laws. Each Unitholder tendering Common Units should consult such Unitholder's own tax advisor as to the particular tax consequences to such Unitholder of accepting the offer, including the application of the alternative minimum and U.S. Federal, foreign, state, local and other tax laws.

  The following discussion is based on the assumption that the Partnership is treated as a partnership for U.S. Federal income tax purposes and is not a "publicly traded partnership" that is taxable as a corporation pursuant to Code section 7704.

  Gain or Loss. A taxable Unitholder will recognize a gain or loss on the sale of such Unitholder's Common Units in an amount equal to the difference between
(i) the amount realized by such Unitholder on the sale and (ii) such Unitholder's adjusted tax basis in the Common Units sold. The amount realized by a Unitholder will include the Unitholder's share of the Partnership's liabilities, if any (as determined under Code section 752 and the regulations thereunder). The adjusted tax basis in the Common Units of a Unitholder will depend upon individual circumstances. (See also "Partnership Allocations in Year of Sale" below.) Each Unitholder who plans to tender hereunder should consult with the Unitholder's own tax advisor as to the Unitholder's adjusted tax basis in the Unitholder's Common Units and the resulting tax consequences of a sale.

  Character of Gain or Loss. Except to the extent any gain or loss is attributable to "unrealized receivables" or "inventory items" held by the Partnership or National OLP (as defined in Section 8 hereof), gain or loss recognized by a Unitholder on a sale of a Common Unit pursuant to the Offer generally will be treated as a capital gain or loss. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); and a corporation is permitted to carry back excess capital losses to the three preceding taxable years, provided the carryback does not increase or produce a net operating loss for any of those years.

  Character of Gain or Loss Attributable to Unrealized Receivables or Substantially Appreciated Inventory. A portion of the gain or loss upon the sale of Common Units may be attributable to "unrealized receivables" or "inventory items" held by the Partnership or National OLP. If any portion of the amount of gain or loss realized by a Unitholder is attributable to "unrealized receivables" (which includes certain depreciation recapture) or "inventory items" as defined in Code section 751, then a portion of the Unitholder's gain or loss may be ordinary rather than capital. A Unitholder who tenders Common Units which are purchased pursuant to the Offer must file an information statement with such Unitholder's U.S. Federal income tax return for the year of the sale which provides the information specified in Treasury Regulation Section 1.751-1(a)(3).

  Ordinary Income and Capital Gain Tax Rates. The maximum U.S. Federal income tax rate applicable to capital gains realized by individuals or other non-corporate taxpayers is 20% for sales of capital assets held for more than one year. Corporate taxpayers are taxed at a maximum effective U.S. Federal income tax rate of 35% for both capital gains and ordinary income. The maximum effective U.S. Federal income tax rate for ordinary income of individuals and other noncorporate taxpayers is 39.6%. Although it is unclear in the absence of Treasury Regulations promulgated under Code section 1(h)(11) whether gain from the sale of a Common Unit would be subject to tax at a maximum rate of 25% or 39.6% to the extent such gain would be attributable to the recapture of depreciation with respect to real property held by the Partnership if the Partnership sold such property at its fair market value, the Joint Committee on Taxation has stated that the 25% tax rate would be applicable with respect to such gain. Unitholders are urged to consult with their advisors to determine the tax rate applicable with respect to gain resulting from the sale of a Common Unit.

  Passive Activity Loss Limitation. Under Code section 469, a non-corporate taxpayer or personal service corporation generally can deduct "passive losses" attributable to a "publicly traded partnership" (such as the Partnership) in any year only to the extent of the person's passive income attributable to such "publicly traded partnership" for that year. A closely held corporation (other than personal service corporations) may offset such losses against active income as well as passive activity income for that year, but not "portfolio income" as defined in the Treasury Regulations promulgated under Code section 469. A portion of any post-1986 losses of Unitholders from the Partnership may have been passive losses. Thus, Unitholders may have "suspended" passive losses from the Partnership. Substantially all gain or loss from a sale of Common Units pursuant to the Offer will be passive income or loss.

  If a Unitholder sells less than all of its Common Units pursuant to the Offer, suspended passive losses, if any (including a portion of any loss recognized on the sale of Common Units), can be currently deducted (subject to other applicable limitations) to the extent of the Unitholder's passive income from the Partnership for that and any subsequent year (including any gain recognized on the sale of Common Units). If, on the other hand, a Unitholder sells 100% of its Common Units pursuant to the Offer, any "suspended" losses and any losses recognized upon the sale of the Common Units will be offset first against any other net passive gain to the Unitholder from the sale of the Common Units and any other net passive activity income from other passive activity investments, and the balance of any "suspended" net losses from the Common Units will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such Unitholder from its other income (subject to any other applicable limitations), including ordinary income. If a tendering Unitholder has suspended passive losses from the Partnership, such Unitholder must sell all of its Common Units to receive these tax benefits.

  Partnership Allocations in Year of Sale. A tendering Unitholder will be allocated the Unitholder's pro rata share of the annual taxable income and losses from the Partnership, in accordance with the terms and conditions of the Partnership's partnership agreement, with respect to the Common Units sold for the period ending the month of sale, even though such Unitholder will not receive any cash distributions from the Partnership after the date of sale. Such allocations would affect a Unitholder's adjusted tax basis in the tendered Common Units and, therefore, the amount of gain or loss recognized by the Unitholder on the sale of the Common Units.

  Partnership Termination. Code section 708(b) provides that a partnership terminates for U.S. Federal income tax purposes if there is a sale or exchange of 50% or more of the total interest in partnership capital and profits within a twelve-month period (although successive transfers of the same interest within a twelve-month period will be treated as a single transfer for this purpose). In the event of a termination, the Partnership's tax year would close and the Partnership would be treated for income tax purposes as if it had contributed all of its assets and liabilities to a "new" partnership in exchange for an interest in the "new" partnership. The Partnership would then be treated as making a distribution of the interests in the "new" partnership to the new partners and the remaining partners in liquidation of the Partnership.

  A tax termination will adversely affect the amount of depreciation deductions reported by the Partnership for the period following the date of such termination because any "new" partnership would be treated as having acquired its assets on the date of the deemed contribution resulting in the start of a new depreciation recovery period beginning on such date. A tax termination of the Partnership also could have the adverse effect, on Unitholders whose tax year is not the calendar year, of the inclusion of more than one year of Partnership tax items in one tax return of such Unitholders, resulting in a "bunching" of income or deductions. If more than approximately 87% of Common Units are purchased pursuant to the Offer, those transfers will cause a tax termination of the Partnership and National OLP.

  Backup Withholding. Unitholders who tender Common Units may be subject to 31% backup withholding unless a Unitholder provides (1) a correct TIN (which, for an individual holder, is the holder's social security number) and any other required information to the paying agent, or (2) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules. A Unitholder may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. A Unitholder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. If a Unitholder who is subject to backup withholding does not properly complete and sign the Substitute Form W-9, the Purchaser will withhold 31% from payments to such Unitholder. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's U.S. Federal income tax liability. Each Unitholder should consult with its own tax advisor as to such Unitholder's qualification for exemption from backup withholding and the procedure for obtaining such exemption. See Instruction 9 of the Letter of Transmittal.

6. Price Range of the Common Units; Distributions on the Common Units

  The Common Units are traded on the NYSE under the symbol "NPL". The following table sets forth, for each of the periods indicated, the high and low reported sales prices per Common Unit on the NYSE as reported in published financial sources.

                                                                Sales
                                                                Price
                                                              -------------
                                                              High     Low
                                                              ----     ----
  1997
    First Quarter............................................ $21     $19 1/4
    Second Quarter...........................................  20 1/2  18 7/8
    Third Quarter............................................  22      20 1/8
    Fourth Quarter...........................................  22 7/16 21
  1998
    First Quarter............................................ $23 1/8 $18 1/2
    Second Quarter...........................................  20 7/16 14 3/4
    Third Quarter............................................  16 5/16  9 3/16
    Fourth Quarter...........................................  13 1/2   4 1/2
  1999
    First Quarter............................................ $ 7 5/8 $ 4 1/2
    Second Quarter through April 8, 1999.....................  12       6 1/4

  On April 5, 1999, the last full day of trading before the public announcement of the execution of the Purchase Agreement, the reported closing sale price of the Common Units on the NYSE was $6 13/16 per Common Unit. On April 8, 1999, the last full day of trading before the commencement of the Offer, the reported last sale price of the Common Units on the NYSE was $11 1/2 per Common Unit. UNITHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON UNITS.

  From its inception until the third quarter of 1998, the Partnership declared quarterly distributions of $0.525 per Common Unit. On October 21, 1998, the Partnership declared a quarterly distribution for the quarter ended September 30, 1998, of $0.2625 per Common Unit rather than $0.525 per Common Unit, resulting in an arrearage of $0.2625 per Common Unit with respect to such quarter. The Partnership announced that it eliminated its quarterly distribution for the quarter ended December 31, 1998. This elimination resulted in an arrearage of an additional $0.525 per Common Unit with respect to the quarter ended December 31, 1998.

  Pursuant to the Waiver (as defined below) the Partnership has effectively agreed not to make any distributions on Common Units until all amounts outstanding under the Bank Facility (as defined below) are repaid in full. Under the terms of the Purchase Agreement, the Partnership is prohibited from declaring, setting aside or paying any further distributions to Unitholders. Thus, neither of the arrearages set forth above nor any quarterly distribution in respect of any quarter after December 31, 1998, will be paid pursuant to the terms of the Offer or the Merger.

7. Effect of the Offer on the Market for the Common Units; Stock Exchange Listing; Exchange Act Registration; Margin Regulations

  The purchase of Common Units pursuant to the Offer will reduce the number of holders of Common Units and the number of Common Units that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Common Units held by Unitholders other than the Purchaser.

  Stock Exchange Listing. Depending upon the number of Common Units purchased pursuant to the Offer, the Common Units may no longer meet the requirements of the NYSE for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting the Common Units if, among other things:
(i) the number of record holders of 100 or more Common Units should fall below 1,200; (ii) the number of publicly held Common Units (exclusive of holdings of Purchaser General Partner and Purchaser and any other subsidiaries or affiliates of Purchaser General Partner and of their officers or directors or their immediate families or other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000; or (iii) the aggregate market value of such publicly held Common Units (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Common Units pursuant to the Offer or otherwise, the Common Units no longer meet the requirements of the NYSE for continued listing and the listing of the Common Units is discontinued, the market for the Common Units could be adversely affected. It is possible that the Common Units would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Common Units and the availability of such quotations, however, would depend upon the number of holders of Common Units remaining at such time, the interests in maintaining a market in Common Units on the part of securities firms, the possible termination of registration of the Common Units under the Exchange Act, as described below, and other factors.

  Exchange Act Registration. The Common Units are currently registered under the Exchange Act. Registration of the Common Units under the Exchange Act may be terminated upon application of the Partnership to the Commission if the Common Units are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Units under the Exchange Act would substantially reduce the information required to be furnished by the Partnership to its Unitholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Partnership, such as the shortswing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of filing Annual Reports on Form 10-K, furnishing a proxy or information statement pursuant to Section 14(a) or
(c) of the Exchange Act in connection with Unitholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Partnership and persons holding "restricted securities" of the Partnership to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

  Unless registration of the Common Units is terminated prior to the Merger, following the consummation of the Merger, trading of the Common Units will cease to be reported on the NYSE and the registration of the Common Units under the Exchange Act will be terminated at such time.

  Margin Regulations. The Common Units are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Units. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Common Units would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Common Units under the Exchange Act were terminated, the Common Units would no longer be "margin securities" or be eligible for NYSE reporting.

8. Certain Information Concerning the Partnership

  According to the Partnership's Annual Report on Form 10-K for the year ended December 31, 1997, the Partnership, a master limited partnership, is a Delaware limited partnership which through National Propane, L.P. ("National OLP") and its subsidiary, National Sales & Service, Inc. ("NSSI") is engaged primarily in (i) the retail marketing of propane to residential, commercial and industrial, and agricultural customers and to dealers that resell propane to residential and commercial customers and (ii) the retail marketing of propane-related supplies and equipment, including home and commercial appliances.

  Set forth below is certain selected preliminary consolidated financial information with respect to the Partnership excerpted from the information contained in the Partnership's Notification of Late Filing on Form 12b-25 filed on April 1, 1999 (the "12b-25") and in a Form 8-K also filed on such date (the "Form 8-K"). More comprehensive financial information is included in such reports and other documents filed, and to be filed, by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. In the 12b-25, the Partnership indicated that it would be filing its Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998 Form 10-K"), on or before April 15, 1999. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information on the Partnership".

  In the Form 8-K, the Partnership indicated that it expects to report in its 1998 Form 10-K, revenues of approximately $134 million, operating income of approximately $6.2 million and a net loss of approximately $1.5 million compared with revenues of $165.2 million, operating income of $9.8 million and net income of $3.8 million in the year ended December 31, 1997. The decrease in revenues in 1998 compared to 1997 was stated to be due primarily to decreased selling prices ($20.6 million) as a result of lower product costs and propane sales volume decreases ($10.9 million) principally as a result of warmer weather in 1998 compared to 1997. The Partnership indicated that operating income declined principally due to the lower sales volumes ($5 million) and an increase in selling, general and administrative expenses (approximately $1.6 million) partially offset by decreased operating expenses attributable to revenues ($2.9 million).

  Other than as set forth herein, the information concerning the Partnership contained in this Section has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser, Purchaser General Partner, Purchaser Holdings and Columbia do not have any knowledge that any such information is untrue, none of the Purchaser, Purchaser General Partner, Purchaser Holdings or Columbia takes any responsibility for the accuracy or completeness of such information or for any failure by the Partnership to disclose events that may have occurred and may affect the significance or accuracy of any such information.

  In the fall of 1998, Purchaser Holdings and Triarc began to engage in preliminary discussions concerning a possible acquisition of the Partnership by Purchaser Holdings. See Section 11. In this connection, Triarc and its representatives discussed with Purchaser Holdings and its representatives certain matters regarding the business and financial condition of the Partnership, and Triarc provided Purchaser Holdings with selected budget information of the Partnership. The budget information was prepared by the Partnership's management in the ordinary course of its annual budgeting processes. The Partnership has informed the Purchaser, Purchaser General Partner and Purchaser Holdings that it has not revised or updated the budget information since the date it was provided to them, nor has it undertaken to do so.

  Set forth below is a summary of selected budget information provided to the Purchaser, Purchaser General Partner and Purchaser Holdings as described above.

                                                           For the year ending
                                                            December 31, 1999
                                                           -------------------
                                                               (estimated)
   Total revenues.........................................        $142,976,295
   Cost of goods sold ....................................        $ 66,559,438
   Gross profit...........................................        $ 84,880,857
   Operating expenses.....................................        $ 59,402,000
   Earnings before interest, taxes, depreciation and
    amortization..........................................        $ 25,479,000
   Propane volume (in gallons)............................         161,426,674

  In the course of further discussions, the Partnership provided to the Purchaser, Purchaser General Partner and Purchaser Holdings a draft of the 1998 Form 10-K dated as of March 25, 1999 (the "Draft 10-K"). The Draft 10-K indicated that as of December 31, 1998, the Partnership was not in compliance with its total funded debt to consolidated cash flow ratio covenant required under the terms of its bank facility under the Credit Agreement (as defined below ) (the "Bank Facility"). The Partnership received an unconditional waiver dated as of February 20, 1999 (the "Waiver"), from its lenders with respect to non-compliance with such covenant as of December 31, 1998. The waiver also provides a conditional waiver with respect to future non-compliance with such covenant through August 31, 1999, if: (i) on or before April 30, 1999, the Partnership delivers to the lenders a purchase and sale agreement from a creditworthy buyer, on terms reasonably satisfactory to the lenders, for the sale of the Partnership's business or assets the terms of which must provide for repayment in full of all obligations under the Bank Facility and the termination of the credit agreement dated as of June 26, 1996 with such lenders (the "Credit Agreement") and obligations of the lenders thereunder (in each case upon closing of the sale); (ii) on the 20th day of each month commencing April 20, 1999, the Partnership delivers to the lenders an officer's certificate in form and substance satisfactory to the lenders as to the status of the proposed sale of the Partnership; (iii) on or before September 30, 1999, the sale of the Partnership's business or assets pursuant to a purchase and sale agreement is consummated, the lenders repaid in full and the Credit Agreement terminated; and (iv) the Partnership does not make any further distributions to its Unitholders. Failure to comply with these conditions would constitute an event of default under the Bank Facility. See
Section 14. The lenders made no commitment to make any further loans to the Partnership under the Credit Agreement.

  According to the Draft 10-K, as a consequence of the anticipated covenant non-compliance, all amounts outstanding under the Bank Facility ($15,997,000 at December 31, 1998) were to be reclassified as current liabilities in the financial statements included in the Draft 10-K. In addition, in accordance with cross-default provisions, the Partnership's $125 million 8.54% First Mortgage Notes due June 30, 2010 (the "First Mortgage Notes") were also to be reclassified as current liabilities as of December 31, 1998.

  The draft audit opinion in the Draft 10-K indicated that the Partnership's difficulties in meeting its Credit Agreement covenants, the lack of adequate financing to fund its operations beyond the waiver period and its negative working capital (resulting from reclassification of substantially all of the Partnership's long-term indebtedness as current liabilities) raise substantial doubt about its ability to continue as a going concern.

  The Partnership has advised the Purchaser, Purchaser General Partner and Purchaser Holdings that the budget information and Draft 10-K are not publicly available and that the budget information was prepared for internal purposes only. The budget information was not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and the excerpted information set forth above is included in this Offer to Purchase only because it was provided to the Purchaser, Purchaser General Partner and Purchaser Holdings. None of the Purchaser, Purchaser General Partner, Purchaser Holdings and Columbia nor any of their respective representatives, assumes any responsibility for the accuracy of the budget information. The budget information is based upon a variety of estimates and assumptions (not all of which were provided to the Purchaser) relating to the business of the Partnership, general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Partnership's control, and does not take into account any change in ownership of the Partnership or any changes to Partnership operations or capital structure which may result therefrom. The Partnership has informed the Purchaser, Purchaser General Partner and Purchaser Holdings that among the assumptions reflected in the budget information are: (i) the passing on to consumers of changes in the cost of propane, and (ii) that normal degree-day weather patterns will prevail. It is not possible to predict whether the assumptions made in preparing the budget information will be valid or are otherwise reasonable at the time and under the circumstances when made. Realization of the budget information's estimates is subject to significant financial, market, economic and competitive uncertainties and contingencies, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Partnership. Accordingly, there can be no assurance that estimates based on the budget information's estimates will be realized, or that the actual results will not vary materially from those set forth in the budget information. The inclusion of the excerpted information should not be regarded as a representation by the Partnership, the Purchaser, Purchaser General Partner, Purchaser Holdings, Columbia or any of their respective affiliates or representatives that the budget information or any aspect thereof will be achieved.

  Certain statements in this Offer to Purchase, including without limitation statements regarding budget information, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). The safe harbor for forward looking statements provided in the Reform Act is not available to statements made in connection with a tender offer. However, Unitholders should be aware that any forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Partnership to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statement. Such factors, many of which are beyond the control of the Partnership (and to the extent relating thereto, the Purchaser, Purchaser General Partner, Purchaser Holdings and Columbia) include, but are not limited to, risks and uncertainties relating to supply and demand for propane generally, the effects of weather and competition; the ability to attract and retain customers; effective management and operation of the business; general economic and other business conditions; and successful completion of the Offer and the Merger.

  Available Information on the Partnership. The Partnership is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning National MGP is filed with the Commission. Such reports and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and certain other information regarding registrants that file electronically with the Commission. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

9. Certain Information Concerning the Purchaser, Purchaser General Partner, Purchaser Holdings and Columbia

  The Purchaser is a Delaware limited partnership. The Purchaser was organized to acquire the Partnership and has not conducted any unrelated activities since its organization. Purchaser General Partner is a Delaware corporation, which was organized to be a managing general partner to the Purchaser and has not conducted any unrelated activities since its organization. All of the issued and outstanding shares of the Purchaser General Partner are beneficially owned by Purchaser Holdings. Purchaser Holdings is a Delaware corporation. Purchaser Holdings sells propane at wholesale and retail in parts of ten states and the District of Columbia. The principal offices of the Purchaser, Purchaser General Partner and Purchaser Holdings are located at 9200 Arboretum Parkway, Suite 140, Richmond, VA 23235. The telephone number of the Purchaser, Purchaser General Partner and Purchaser Holdings is (804) 327-1338.

  Columbia is a Delaware corporation, and a registered holding company under the Public Utility Holding Company Act of 1935, as amended. Columbia and its subsidiaries comprise one of the nation's largest integrated natural gas systems engaged in natural gas transmission, natural gas distribution, and exploration for and production of natural gas and oil. Columbia is also engaged in related energy businesses including the marketing of natural gas and electricity, the generation of electricity and the distribution of propane. Its principal office is located at 13880 Dulles Corner Lane, Herndon, VA 20171. The telephone number of Columbia is (703) 561-6000.

  Set forth below is certain selected consolidated financial information with respect to Columbia which has been excerpted or derived from Columbia's Annual Report on Form 10-K (the "Columbia 10-K") for the fiscal year ended December 31, 1998. More comprehensive financial information is included in the reports (including the Columbia 10-K) and other documents filed by Columbia with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information (including any related notes) contained therein. The Columbia 10-K is incorporated herein by reference. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information on Columbia".

                            Selected Financial Data
                           Columbia and Subsidiaries

                                                          December 31,
                                                   ---------------------------
                                                     1998     1997      1996
                                                   -------- --------- --------
                                                        (millions, except
                                                     per share amounts or as
                                                        otherwise noted)
INCOME STATEMENT DATA
Total net revenues................................ $1,897.1 $ 1,915.5 $1,872.9
Earnings before extraordinary item and accounting
 changes..........................................    269.2     273.3    221.6
Earnings on common stock..........................    269.2     273.3    221.6
PER SHARE DATA*
Earnings per share of common stock:
  Before extraordinary item and accounting
   changes........................................ $   3.23 $    3.29 $   2.75
  Earnings per share of common stock.............. $   3.23 $    3.29 $   2.75
  Average common shares outstanding (000).........   83,382    83,100   80,681
Diluted earnings per share of common stock:
  Before extraordinary item and accounting
   changes........................................ $   3.21 $    3.27 $   2.74
  Diluted earnings (loss per share of common
   stock)......................................... $   3.21 $    3.27 $   2.74
Diluted average common shares (000)...............   83,748    83,594   80,919
Dividends:
  Per share ...................................... $   0.77 $    0.60 $   0.40
  Payout ratio (%)................................     23.8      18.2     14.5
BALANCE SHEET DATA
Capitalization
  Common stock equity.............................  2,005.3   1,790.7  1,553.6
  Long-term debt..................................  2,003.1   2,003.5  2,003.8
  Short-term debt.................................      N/A       N/A      N/A
  Current maturities of long-term debt............      0.4       0.5      0.8
    Total.........................................  4,008.8   3,794.7  3,558.2
      Total assets................................ $6,968.7 $66,612.3 $6,004.6

--------
* All per share amounts, average common shares outstanding and diluted average common shares have been restated to reflect a three-for-two common stock split, in the form of a stock dividend, effective June 15, 1998.

  Except as described in this Offer to Purchase or in Schedule I, none of the Purchaser, Purchaser General Partner, Purchaser Holdings or Columbia (together, the "Purchaser Entities") or, to the knowledge of the Purchaser Entities, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Purchaser Entities or any of the persons so listed, beneficially owns any equity security of the Partnership, and none of the Purchaser Entities or, to the knowledge of the Purchaser Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Partnership during the past 60 days or beneficially owns or has the right to acquire any such securities.

  Except as described in this Offer to Purchase or in Schedule I, (i) there have not been any contacts, transactions or negotiations between the Purchaser Entities, or any of their respective subsidiaries or, to the knowledge of the Purchaser Entities, any of the persons listed in Schedule I, on the one hand, and the Partnership or its general partners or their directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (ii) none of the Purchaser Entities or, to the knowledge of the Purchaser Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Partnership, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

  Except as described in this Offer to Purchase or in Schedule I, during the last five years, none of the Purchaser Entities or, to the best knowledge of the Purchaser Entities, any of the persons listed in Schedule I (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five year employment history and citizenship of each of the directors and executive officers of each of Purchaser General Partner, Purchaser Holdings and Columbia are set forth in Schedule I.

  Available Information on Columbia. Columbia is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Columbia's directors and officers, their remuneration, options granted to them, the principal holders of Columbia's securities and any material interest of such persons in transactions with Columbia is disclosed in proxy statements distributed to Columbia's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission, and copies thereof should be obtainable from the Commission, in the same manner as set forth with respect to information concerning the Partnership in Section 8. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

10. Source and Amount of Funds

  The total amount of funds required by the Purchaser to purchase all outstanding Common Units pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $213 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or advances from Purchaser General Partner, which will receive capital contributions or advances from Purchaser Holdings. Purchaser Holdings plans to use for such capital contributions funds that it has available in its cash accounts or funds obtained from Columbia through capital contributions or advances. In addition to available cash, Columbia has committed bank credit facilities that total $1.35 billion. These facilities support an $850 million commercial paper program and other liquidity needs. As of December 31, 1998, Columbia had no borrowings under the bank facilities and had commercial paper outstanding of $145 million. The Purchaser therefore has not conditioned the Offer or the Merger on obtaining financing.

11. Contacts with the Partnership; Background of the Offer

  In early fall of 1998, Purchaser Holdings and its advisors identified the Partnership as a potentially suitable acquisition candidate based on the Partnership's capital constraints imposed on the maintenance and expansion of its business. Following initial internal discussions, in mid-October, Purchaser Holdings initiated contact with Triarc regarding a possible acquisition of the Partnership. From that meeting Purchaser Holdings concluded that Triarc was willing to sell its interests in the Partnership.

  On October 26, 1998, PaineWebber Incorporated began serving as Purchaser Holdings' financial advisor with respect to the contemplated acquisition.

  On November 30, 1998, at Purchaser Holdings' request, Dennis A. Pick, Vice President, Energy Ventures, of Columbia Energy Group Services Corporation ("Energy Services"), a management services corporation for Columbia and its subsidiaries, Phillip R. Aldridge, Vice President of Energy Services and Mark
A. Cleaves, Principal, Energy Ventures, of Energy Services, together with Purchaser Holdings' financial advisor, met with John L. Barnes, Jr., Triarc's Executive Vice President and Chief Financial Officer, Eric D. Kogan, Triarc's Executive Vice President, Corporate Development, and Brian L. Schorr, Triarc's Executive Vice President and General Counsel to discuss a possible acquisition. At the meeting, the acquisition of Triac's interests in tandem with a cash tender offer was viewed as the preferred structure of a possible transaction.

  Following this meeting, the parties executed a customary confidentiality agreement dated as of the same day and subsequently, commencing December 7, 1998, Triarc began providing Purchaser Holdings with certain non-public financial and operating information regarding the Partnership.

  On December 23, 1998, Triarc's legal advisors delivered to Purchaser Holdings a letter inviting Purchaser Holdings to submit a formal written offer to purchase all of the partner interests in the Partnership. This letter was accompanied by an initial draft of the Purchase Agreement. On January 6, 1999, Purchaser Holdings reiterated its interest in acquiring the Partnership and proposed a transaction structure that included a cash tender offer for all Common Units at a price of $8.00 per unit, a purchase of substantially all of the general partner interests in the Partnership held by the National General Partners for $5 million (including the agreed-upon value of the 1% Special OLP Interest held by National MGP after the Merger), plus the exchange of the remaining limited and general partner interests in the Partnership and National OLP for the $40.7 million promissory note (with a remaining outstanding balance of $30.7 million) owed by Triarc to National OLP (the "Triarc Note"), followed by a back end merger of the Partnership with and into the Purchaser or, in the alternative, a successful exercise of the "call" provision under the Partnership Agreement. This proposal was explicitly made subject to the satisfaction of several conditions, including completion of a satisfactory due diligence review of the Partnership. In a subsequent letter dated January 12, 1999, Purchaser Holdings provided its initial comments to the draft Purchase Agreement and discussed several open issues with respect to the transaction. On January 20, 1999, Purchaser Holdings delivered additional clarifying comments to the draft Purchase Agreement.

  On January 25-26, 1999, Purchaser Holdings, together with its legal and financial advisors, conducted a preliminary financial and legal due diligence review of the Partnership. This process included a management presentation at which Purchaser Holdings and its representatives were provided with certain non-public information, including budget information, concerning the business of the Partnership. See Section 8. On January 28, 1999, Triarc sent a letter to Purchaser Holdings extending an invitation to Purchaser Holdings to submit a firm written offer to purchase all of the partnership interests in the Partnership. In a telephone conversation on January 29, 1999, Triarc's counsel provided general comments to the Purchaser's legal counsel on certain legal and general aspects of the Purchaser's prior proposals.

  Purchaser Holdings was advised by Triarc that National MGP had appointed a Special Committee to review and evaluate any agreement that may be reached and to make a recommendation to the National Board with respect to such transaction on behalf of the Unitholders. Purchaser Holdings was further informed that the Special Committee consisted of Willis G. Ryckman, III, a director of National MGP not otherwise employed by the Partnership or Triarc.

  On February 3, 1999, Purchaser Holdings sent to Triarc a written indication of its continued interest in consummating an acquisition of the interests in the Partnership pursuant to the transaction structure proposed in its letter dated January 6, 1999. Purchaser Holdings increased its cash tender offer price to $9.00 for each Common Unit. In addition, Purchaser Holdings agreed in principle to structure the transaction in a manner that would protect Triarc's tax position in the Partnership and to pay certain expenses of Triarc with respect to the transaction. The indication of interest was made subject to the satisfaction of several conditions, including the completion of a confirmatory due diligence review of the Partnership. In a subsequent letter dated February 12, 1999, Purchaser Holdings clarified some of the positions taken in the February 3, 1999, letter and discussed several open issues with respect to the acquisition.

  The parties and their respective legal and financial advisors engaged in substantially continuous discussions regarding the Purchase Agreement and other matters with respect to the transaction through February 23, 1999. On February 23, 1999, the parties entered into an Exclusivity Agreement, which granted the Purchaser the exclusive right until March 23, 1999, to conduct confirmatory due diligence and negotiate a definitive Purchase Agreement. Subsequent to the execution of the Exclusivity Agreement, Purchaser Holdings and its representatives began to conduct such a due diligence review of the Partnership and National OLP. The exclusivity period was subsequently extended to March 31, 1999, and again to April 9, 1999.

  From February 23, 1999, through mid-March, the discussions, negotiations and confirmatory due diligence continued. On March 18, 1999, Purchaser Holdings sent a letter to the Special Committee in which it proposed (the "March 18th Proposal") to make a cash tender offer for all Common Units at a price of $9.50 per Common Unit, to acquire substantially all of the National General Partners' interests in the Partnership for $5 million and to permit National OLP to distribute to National MGP the Triarc Note (the remaining balance of which is $30.7 million), subject to several conditions, including the satisfactory completion of Purchaser Holdings' confirmatory due diligence.

  On March 26, 1999, Purchaser Holdings and Triarc met to discuss the terms of the proposed transaction and the status of the confirmatory due diligence review to date. During the meeting, Purchaser Holdings agreed to amend its March 18th Proposal by increasing its proposed tender offer price for the Common Units by $0.10, to $9.60 (the "March 26th Proposal"). At this time, Purchaser Holdings indicated that it had offered as much aggregate consideration for the Partnership as it deemed consistent with its business judgment. The parties also discussed the possibility of Triarc and the National General Partners incrementally reducing their share of the aggregate consideration in exchange for a like increase in the tender offer price for the Common Units. The meeting concluded with Triarc informing Purchaser Holdings that Triarc would discuss the March 26th Proposal with the Special Committee.

  On April 1, 1999, Triarc informed Purchaser Holdings that Triarc and the Special Committee had reached agreement on a revised proposal. Under that revised proposal, Triarc would partially prepay by approximately $14.9 million the Triarc Note (which would have otherwise been distributed to Triarc without such pre-payment under the March 26th Proposal) if Purchaser Holdings increased its proposed tender offer price by a like amount to $12.00 per Common Unit. The Purchaser accepted the revised proposal because the amount of the prepayment to National OLP on the Triarc Note equalled the amount of increased consideration to the holders of Common Units, and, accordingly, the Purchaser would not be paying any increased aggregate consideration for the Partnership compared to the March 26th Proposal. At the same time, the consideration to be paid to Triarc and the National General Partners for their interests was also decreased by approximately $1 million. Between April 1-4, 1999, the parties continued to negotiate the remaining open issues under the draft Purchase Agreement, and to resolve the remaining items raised by the confirmatory due diligence review.

  On April 1, 1999, the National Board, on the recommendation of its Special Committee on such date, unanimously approved and adopted the draft Purchase Agreement (in the form presented at such meeting with changes approved by authorized officers), the Offer and the Merger. Prior to this time, the parties had agreed upon the need to amend the Note Agreements under which the First Mortgage Notes were sold (the "Note Agreements") prior to execution of the Purchase Agreement. Accordingly, the parties sought the consent of the holders of the First Mortgage Notes to an amendment to the prepayment provisions of the Note Agreements wherein National OLP may prepay the First Mortgage Notes at a negotiated premium on the date of the Merger ("Amendment No. 2"). Such consents were obtained and the Purchase Agreement was finalized on April 5, 1999. On April 5, 1999, the boards of directors of Purchaser General Partner and Purchaser Holdings each approved the transaction as contemplated by the Purchase Agreement by unanimous written consent.

  Following these approvals and the execution of Amendment No. 2, the Purchase Agreement was executed and delivered and the transaction was publicly announced on April 5, 1999. The Offer was formally commenced on the date of this Offer to Purchase.

12. Purpose of the Offer; The Purchase Agreement; Merger

  Purpose. The purpose of the Offer is to acquire control of the entire aggregate limited partnership interest in the Partnership represented by the Common Units. Following the Offer, the Purchaser and Purchaser General Partner intend to acquire, directly or indirectly, (i) any remaining outstanding Common Units not acquired in the Offer by consummating the Merger and (ii) all of the general partner interests in the Partnership and all of the general partner interests and substantially all of the limited partner interests (all except the 1% Special OLP Interest, as defined below) in the Partnership's operating partnership, National OLP. The Offer, the Merger and the other transactions effecting the acquisition of such interests in the Partnership and in National OLP are being made pursuant to the Purchase Agreement.

  The Purchase Agreement. The following is a summary of the material terms and conditions of the Purchase Agreement, a copy of which was filed as Exhibit
(c)(i) to the Schedule 14D-1 of the Purchaser, Purchaser General Partner, Purchaser Holdings and Columbia filed with the Commission. The Purchase Agreement should be available for inspection and copies should be obtainable in the manner set forth under "Available Information" in Section 8 of the Offer to Purchase. The following summary is qualified in its entirety by reference to the Purchase Agreement.

  Agreements to Purchase Acquired Interests; The Merger. On the terms and subject to the conditions of the Purchase Agreement, the Purchaser, in addition to making this offer to acquire the Common Units as described in this Offer to Purchase, has agreed to acquire, directly or indirectly as more fully described below, (i) 100% of the outstanding subordinated units representing subordinated general partner interests in the Partnership ("Subordinated Units"), (ii) 100% of the unsubordinated general partner interests in the Partnership and 100% of the incentive distribution rights representing general partner interests in the Partnership, (iii) 100% of the unsubordinated general partner interests in National OLP, and (iv) substantially all of the limited partner interests (all of which are referred to herein as the "National OLP Interests") in National OLP (collectively, the items in clauses (i) through
(iv) above and the Common Units are referred to as the "Acquired Interests"). The Purchase Agreement further provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Partnership will be merged with and into the Purchaser, and each then outstanding Common Unit (other than Common Units owned by the Purchaser or any affiliate of the Purchaser), will be converted into the right to receive an amount in cash equal to the Offer Price.

  The Purchase Agreement provides that, if the Offer is consummated, Triarc will unconditionally and irrevocably pay $14,883,720 to National OLP under the Triarc Note, together with interest, calculated based on a rate per annum of 9.44%, for the period from the date of acceptance of Common Units in the Offer to the closing of the Merger, on a principal amount equal to (x) $2.40 multiplied by (y) the number of Common Units accepted and paid for in the Offer. Triarc will make such payment immediately prior to the direct or indirect acquisition of the Acquired Interests and closing of the Merger as described below. Thereafter, National MGP will cause (i) the Partnership to redeem (A) all 1% of the unsubordinated general partner interests in the Partnership owned by National SGP in exchange for the simultaneous distribution to National SGP of a 0.9798% limited partner interest in National OLP, (B) all 4,533,638 Subordinated Units and all incentive distribution rights owned by National MGP in exchange for the simultaneous distribution to National MGP of a 22.6351% limited partner interest in National OLP and (C) all 1% of the unsubordinated general partner interest in the Partnership owned by National MGP (other than a general partner interest valued at $1,000) in exchange for the simultaneous distribution to National MGP of a 0.9798% limited partner interest in National OLP, and immediately thereafter, (ii) National OLP to redeem all of the National OLP Interests owned by National MGP, other than a 1.0% National OLP Interest (inclusive of the interest in (C) above) (which, for purposes of determining the aggregate consideration to be paid to the National General Partners under the Purchase Agreement, shall be initially valued at $700,000), in exchange for the simultaneous assignment and distribution to National MGP of the Triarc Note, the principal amount of which (at the time of the assignment and distribution referred to in this clause
(ii)) will be $15,816,280.

  In addition, the Purchase Agreement provides that, following the foregoing reorganization, at the closing of the Merger, (x) the Purchaser will purchase all of the National OLP Interests owned by National SGP for an aggregate consideration of $686,000, and (y) Purchaser General Partner will purchase (i) all of the National OLP general partner interests owned by National SGP for an aggregate consideration of $707,000, and (ii) all of the National OLP general partner interests owned by National MGP (other than a National OLP general partner interest valued at $1,000) for an aggregate consideration of $706,000.

  The Purchase Agreement further provides that, at the date and time of filing of a certificate of merger with the Delaware Secretary of State with respect to the Merger (the "Effective Time"), by virtue of the Merger and without any action on the part of the Purchaser, the Partnership or any holder of Common Units, (i) each of the Common Units not owned by the Purchaser or an affiliate thereof will be converted into the right to receive an amount in cash equal to the highest amount per Common Unit paid to holders of Common Units in the Offer,

(ii) the general partner interest in the Partnership owned by National MGP will be converted into the right to receive $1,000 in cash, and (iii) each partnership interest of the Purchaser outstanding immediately prior to the Effective Time will be converted into one partnership interest of the Purchaser as the surviving entity in the Merger, with the same rights, powers and privileges as the interest so converted and will constitute the only outstanding partnership interests of the Purchaser as the surviving entity.

  Purchaser General Partner has agreed that, immediately following the closing of the Merger, it will purchase the general partner interest valued at $1,000 in National OLP held by National MGP for $1,000 and, as successor general partner of National OLP, it will cause National OLP to convert the 1.0% limited partner interest held by National MGP in National OLP into a 1.0% special limited partner interest in National OLP (the "Special OLP Interest"). The Special OLP Interest to be held by National MGP will have limited voting rights and will be nontransferable (except to an affiliate of National MGP) other than as described in the next paragraph.

  The Purchase Agreement provides that National MGP may require, at any time upon prior written notice and subject among other things to the condition that good title be transferred, that the Purchaser OLP (which, as used herein, refers to National OLP following the Merger) purchase all (but not less than all) of the Special OLP Interest for cash in an amount equal to the fair market value of the Special OLP Interest as of the date of such notice, as determined by a nationally recognized independent appraiser or investment banking firm selected by Purchaser General Partner. The Purchase Agreement further provides that Purchaser General Partner may require, at any time upon written notice to National MGP, that National MGP sell to the Purchaser OLP all (but not less than all) of the Special OLP Interest and deliver good title thereto in consideration of (i) the payment of the cash price as provided in the immediately preceding sentence, and (ii) an additional amount in cash, if such sale is consummated within ten years after the Effective Time, equal to
(A) any incremental gain realized by National MGP resulting from a decrease in its share of Indemnified Debt (as hereinafter defined), multiplied by (B) a fraction, the numerator of which is the Effective Tax Rate (as defined in the Purchase Agreement) and the denominator of which is one minus the Effective Tax Rate.

  Vote Required to Approve Merger. The Merger will require the approval of the holders of a majority of the outstanding Common Units, including the Common Units owned by the Purchaser, and a majority of the outstanding Subordinated Units, all of which Subordinated Units are held by National MGP. If the Minimum Condition is satisfied and the Offer is consummated, upon admission to the Partnership as a limited partner, the Purchaser will be able to approve the Merger without the vote of any other holder of Common Units.

  Under the Purchase Agreement, the Purchaser has agreed to execute a consent, as the holder of greater than a majority of the Common Units following consummation of the Offer, and National MGP has agreed to execute a consent, as holder of all the Subordinated Units, to approve the Merger and all other transactions contemplated by the Purchase Agreement.

  If the Merger is consummated, holders of Common Units of the Partnership who elected not to tender their Common Units in the Offer will have their interests in the Common Units converted into the right to receive the same amount of cash consideration in exchange for each Common Unit as they would have received in the Offer.

  Conditions to the Offer. The Purchase Agreement provides that, notwithstanding any other provision of the Offer, the Purchaser will not be required to accept for payment or pay for any Common Units tendered pursuant to the Offer, and may terminate, extend or amend the Offer and may postpone the acceptance for payment of and payment for Common Units tendered, if (i) the Minimum Condition has not been satisfied, (ii) any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of the Purchase Agreement, and prior to the acceptance for payment of Common Units, any of the conditions described in paragraphs (a) through (k) of Section 14 of this Offer to Purchase exists.

  Conditions to the Purchase of Acquired Interests. The Purchase Agreement provides that the obligations of the Purchaser and Purchaser General Partner to purchase the Acquired Interests owned by the Partnership, the National General Partners and Triarc (collectively with National Sales and Service Inc. ("NSSI"), the "National

Parties") are subject to the satisfaction or waiver of certain conditions, including the following: (i) the reorganization of the Partnership as described above in the second paragraph under "Agreements to Purchase Acquired Interests; The Merger" having been completed; (ii) the Purchase Agreement, the Merger and the other transactions contemplated under the Purchase Agreement having been approved and adopted by the affirmative vote of at least a majority of the outstanding Common Units voting as a class and at least a majority of the outstanding Subordinated Units voting as a class, to the extent required; (iii) no statute, rule, decision, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the acquisition of the Acquired Interests being in effect and no action or proceeding being pending which could reasonably be expected to result in such an order or injunction; (iv) the representations and warranties of the National Parties in the Purchase Agreement regarding corporate and partnership authority, enforceability of the Purchase Agreement and good and valid title to the Acquired Interests being true and correct as of the date of closing of the Merger as though made as of such date; (v) the Purchaser having previously accepted for payment and paid for all validly tendered Common Units pursuant to the Offer; and (vi) National OLP concurrently prepaying all of its First Mortgage Notes and the approximately $13 million under its acquisition line under the Bank Facility (the "Acquisition Line").

  Conditions to the Merger. The Purchase Agreement provides that the obligations of the parties to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following: (i) good and valid title to the Acquired Interests owned by the National Parties having been conveyed to the Purchaser and Purchaser General Partner pursuant to the Purchase Agreement, free and clear of any liens, claims or encumbrances; (ii) the Purchase Agreement, the Merger and the other transactions contemplated under the Purchase Agreement having been approved and adopted by the affirmative vote of at least a majority of the outstanding Common Units voting as a class and at least a majority of the outstanding Subordinated Units voting as a class, to the extent required; (iii) no statute, rule, decision, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the Merger being in effect and no action or proceeding being pending which could reasonably be expected to result in such an order or injunction; (iv) the representations and warranties of the National Parties in the Purchase Agreement regarding corporate and partnership authority and enforceability of the Purchase Agreement being true and correct as of the date of closing of the Merger as though made as of such date; provided, that this clause (iv) is only a condition to the obligations of the Purchaser Parties; and (v) the Purchaser having previously accepted for payment and paid for all validly tendered Common Units pursuant to the Offer.

  No Solicitation. The Purchase Agreement provides that each of the National Parties (on behalf of itself and its affiliates, including the Partnership and National OLP) will terminate all discussions and negotiations with others regarding a sale or other transaction involving (a) the Acquired Interests,
(b) all or substantially all of the assets, business or securities of the Partnership or National OLP, or (c) any other transaction similar to the transactions contemplated by the Purchase Agreement (collectively, the "National Possible Alternatives"), and will not, directly or indirectly, nor shall they authorize or permit any of their officers, directors or employees to, or any investment banker, financial advisor, attorney, accountant or other representative retained by them to, so long as the Purchase Agreement remains in effect, (i) solicit, initiate, encourage (including by way of furnishing information or assistance), conduct discussions with or engage in negotiations with any person or entity regarding or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to a National Possible Alternative, (ii) enter into an agreement with any person or entity, other than the Purchaser or its affiliates, providing for a National Possible Alternative, (iii) make or authorize any statement, recommendation or solicitation in support of or approve any National Possible Alternative by any person or entity, other than by the Purchaser or its affiliates, or (iv) withdraw, modify, qualify or change the recommendation of the transactions contemplated by the Purchase Agreement by the Special Committee or the National Board.

  Notwithstanding the foregoing provisions, prior to the consummation of the Offer, Triarc, the Partnership, National SGP, National MGP and National OLP will be entitled to take any action otherwise prohibited by the provisions of the Purchase Agreement described in the previous paragraph in response to any third party inquiry, contact or proposal received by any or all of them (including furnishing information to any such third party, but only pursuant to a written confidentiality agreement) if (a) the initial inquiry, contact or proposal from any third party was not received in violation of the provisions described in the previous paragraph, (b) the Special Committee shall have determined, in its good faith judgment, that any such otherwise prohibited action could reasonably be expected to lead to the negotiation and consummation of a National Possible Alternative that in the opinion of the Special Committee could reasonably be expected to be more beneficial than the transactions contemplated by the Purchase Agreement, taken as a whole, to the holders of Common Units other than National MGP and its affiliates (a "National Superior Transaction") and (c) the Special Committee shall have determined, after consultation with and based on the advice of its outside legal counsel, that the failure to take such action would be inconsistent with National MGP's or the National Board's fiduciary duties to holders of Common Units under applicable law; provided, that none of National MGP, National SGP, the Partnership or National OLP may execute a binding agreement to effect a National Superior Transaction unless the Purchase Agreement has first been terminated in accordance with the applicable terms thereof. The Purchase Agreement further provides that Triarc, National MGP (on behalf of itself, the Partnership, National OLP and National SGP) and the Partnership agree that each of them will notify Purchaser General Partner immediately if any inquiry, contact or proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its representatives, indicating, in connection with such notice, the name of such person or entity and the material terms and conditions of any inquiry, contact or proposal and thereafter will keep Purchaser General Partner informed, on a current basis, on the status and terms of any such inquiry, contact or proposal and the status of any such negotiations or discussions.

  Termination of Purchase Agreement. The Purchase Agreement may be terminated at any time prior to the date on which the Purchaser accepts for payment, and pays for, Common Units in the Offer (a) by Purchaser General Partner and National MGP upon their mutual written agreement; (b) by (i) the Purchaser, if the Offer expires or is terminated or withdrawn in accordance with its terms as set forth in Section 1 of this Offer to Purchase without any Common Units being purchased thereunder or as a result of the occurrence or existence of any condition set forth in Section 14 of this Offer to Purchase but subject to the terms of the Offer as set forth in Section 1 of this Offer to Purchase; or
(ii) National MGP, if the Offer is terminated, or has not been commenced in accordance with the terms of the Purchase Agreement within five business days of the date of the Purchase Agreement, or if the Purchaser has not purchased Common Units validly tendered and not withdrawn pursuant to the Offer in accordance with the terms of the Purchase Agreement within 90 days after commencement of the Offer; or (iii) the Purchaser if, as a result of the occurrence or existence of any condition set forth in Section 14 of this Offer to Purchase, the Offer has not been commenced in accordance with the terms of the Purchase Agreement within 60 days of the date of the Purchase Agreement; provided, however, that the party seeking to terminate the Purchase Agreement pursuant to this clause (b) and its affiliated parties are not in material breach of any of its representations, warranties or covenants contained in the Purchase Agreement; (c) by National MGP acting through the Special Committee or by Purchaser General Partner, if the Special Committee determines that a National Possible Alternative would constitute a National Superior Transaction and the National Board or the Special Committee, consistent with the provisions of the Purchase Agreement described in the second paragraph of "No Solicitation" above, withdraws, modifies, qualifies or changes in a manner adverse to the Purchaser its recommendation that the holders of Common Units tender their Common Units in the Offer; and (d) by National MGP, if the Purchaser has provided a notice to National MGP that a change in applicable tax laws has occurred and National MGP notifies the Purchaser in writing that the relevant tax law change would adversely affect the tax deferral for the benefit of National MGP sought to be achieved by the provisions described below under "Agreement with Respect to Tax Matters."

  The Purchase Agreement may also be terminated at any time prior to the closing of the Merger by either Purchaser Holdings or National MGP if the closing of the Merger has not occurred by the date that is 210 days after purchase of the Common Units pursuant to the Offer; provided, however, that no party whose breach of the

Purchase Agreement has caused the failure to so close will have the right to so terminate the Purchase Agreement.

  Termination and Outside Date Breakage Fees; Fees and Expenses. If the Purchase Agreement is terminated in accordance with the provisions described under clause (c) of the first paragraph of "Termination of Purchase Agreement" above, the Partnership will have the obligation to pay or cause to be paid promptly (but in no event more than three days after the Purchase Agreement is so terminated) to the Purchaser a fee of $3.0 million in cash.

  In the event that (i) the Purchase Agreement is terminated in accordance with the provisions described under clause (c) of the first paragraph of "Termination of Purchase Agreement" above, and (ii) within the twelve months following such termination a National Possible Alternative is consummated which is more beneficial than the transactions contemplated by the Purchase Agreement, taken as a whole, to the holders of Common Units other than National MGP and its affiliates, then the Partnership shall pay to the Purchaser, within three days of such consummation, a topping fee equal to $6.0 million (inclusive of any amounts previously paid by the Partnership pursuant to the immediately preceding paragraph). If any such transaction does not involve the acquisition of substantially all of the interests in or assets of the Partnership or National OLP, then the calculation of the amount to be paid in excess of amounts paid pursuant to the immediately preceding paragraph will be adjusted on a pro rata basis.

  In the event that the Purchase Agreement is terminated pursuant to the provision discussed in the last paragraph under "Termination of Purchase Agreement" above or is terminated upon mutual agreement of the parties, on the date of such termination Triarc has agreed to unconditionally and irrevocably pay to the Purchaser, as an inducement for the Purchaser Parties to enter into the Purchase Agreement and as a breakage payment for such termination, the sum of (i) $2.40 multiplied by the number of Common Units accepted and paid for in the Offer, and (ii) interest on such amount, calculated based on a rate per annum of 9.44%, for the period from the date the Common Units are accepted and paid for in the Offer to such date of termination.

  The Purchase Agreement further provides that the Partnership and National OLP will pay all fees and expenses relating to (i) the Partnership's filings with the Commission, (ii) obtaining the consent of the holders of National OLP's First Mortgage Notes (except as provided in Amendment No. 2) and (iii) up to an aggregate of $1.5 million of the fees and expenses of the Special Committee and its advisors and of certain appraisal and asset valuation services with respect to the assets of National OLP.

  Conduct of Business by the Partnership and the National MGP Pending the Merger. The Partnership has agreed that during the period from the date of the Purchase Agreement to the Effective Time, it will (and National MGP has agreed to cause the Partnership, National OLP and NSSI to), among other things, (i) maintain its assets and properties in good working order and condition and operate its business in the ordinary course as was being conducted prior to the execution of the Purchase Agreement, (ii) use its commercially reasonable efforts to maintain and preserve in all material respects its business organization intact and maintain in all material respects its relationships with suppliers, customers, lessors and others having business relations with it; (iii) file on a timely basis all notices, reports or other filings required to be filed with or reported to any governmental agency; (iv) file on a timely basis all applications or other documents necessary to maintain, renew or extend any material permit, license, variance or any other approval required by any governmental authority necessary or required for the continuing operation of its business, whether or not such approval would expire before or after the Effective Time; and (v) (A) file or cause to be filed, within the times and in the manner prescribed by law, all tax returns and tax reports that are required to be filed by such person determined consistent with prior practices; (B) pay or cause to be paid, within the time and in the manner prescribed by law, all material taxes (including any estimated taxes) imposed on such party that are currently due and payable; and
(C) establish and maintain reserves adequate to pay all material taxes not yet due or payable as of the closing of the Merger.

  The Purchase Agreement further provides that, from the date of the Purchase Agreement until the Effective Time, the Partnership will not (except as otherwise contemplated by the Purchase Agreement) (and National

MGP will cause the Partnership, National OLP and NSSI not to), without first obtaining the written consent of Purchaser General Partner, which consent will not be unreasonably withheld or delayed: (i) make any material change in the conduct of its business and operations or its financial reporting and accounting methods; (ii) other than in the ordinary course of business consistent with past practice, enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party, waive any material rights under any material contract or agreement to which it is a party, or be in default in any material respect thereunder; (iii) declare, set aside or pay any distributions to its partners or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any such securities; (iv) merge into or with or consolidate with any other corporation, partnership, person or other entity or acquire all or substantially all of the business or assets of any corporation, partnership, person or other entity or form, acquire any interest in or contribute any assets to any partnership or joint venture or enter into any similar arrangement; (v) make any change in its agreement of limited partnership; (vi) (A) make any purchase of any securities of any corporation, partnership, person or entity, or (B) make any investment in any corporation, partnership, joint venture or other business enterprise (other than ordinary-course overnight investments consistent with cash management practices of the Partnership and National OLP); (vii) incur any indebtedness for borrowed money (except for borrowings under existing working capital facilities up to an aggregate of $l.0 million) or guarantee any such indebtedness or issue, sell or guarantee any debt securities or any rights or warrants to acquire any debt securities; (viii) sell, lease, pledge, encumber or otherwise dispose of any portion of its assets other than in the ordinary course of business consistent with past practice; (ix) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of its equity securities or securities convertible into its equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such securities; (x) settle in excess of $l.0 million (individually or in the aggregate) any claim, demand, lawsuit or state or federal regulatory proceeding not covered by insurance; (xi) except as required on an emergency basis, purchase, lease or otherwise acquire any property of any kind whatsoever other than in the ordinary course of business or make any capital expenditures in excess of $1.0 million in the aggregate; (xii) allow or permit the expiration, termination or cancellation at any time of any material insurance policy applicable to its business or operations, unless such policy is replaced, with no loss of coverage, by a comparable insurance policy (to the extent available on commercially reasonable terms); (xiii) (A) make or rescind any material express or deemed election relating to taxes, (B) make a request for a tax ruling or enter into a tax closing agreement, (C) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to taxes other than as otherwise set forth in the Purchase Agreement or (D) change any of its methods of reporting material income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1997, except as may be required by a change in applicable law; or (xiv) commit to do any of the foregoing.

  In the Purchase Agreement, National MGP covenants that from the date of the Purchase Agreement until the Effective Time, (i) it will use its commercially reasonable efforts to retain its employees related to the operation of the Partnership and National OLP, (ii) it will not hire any employee except in the ordinary course of business consistent with past practice, (iii) it will not hire any management personnel with an annual salary in excess of $65,000 without first giving Purchaser General Partner a reasonable opportunity to consult with National MGP regarding such prospective hire, (iv) it will not adopt any material new employee benefit plan, arrangement, practice or policy, or material employment, severance, consulting or other compensation arrangement, with or for the benefit of new or existing employees, or, except as otherwise set forth in the Purchase Agreement, amend any existing employee benefit plan, arrangement, practice or policy, or existing employment, severance, consulting or other compensation arrangement in any material respect, without prior written consent of the Purchaser, which consent shall not be unreasonably withheld, (v) it will not materially increase the compensation or level of benefits applicable to its employees, except for normal increases consistent with past practice, (vi) it will not materially change the nature of the Partnership's at cost reimbursement obligation for employee services and (vii) it will not permit NSSI to do any of the foregoing.

  The National Parties further agreed in the Purchase Agreement that they will, and will cause National OLP to: (a) keep Amendment No. 2 to the Note Agreements in effect, and not amend or modify Amendment No. 2, the Note Agreements or the First Mortgage Notes without the prior written consent of the Purchaser which shall not be unreasonably withheld; (b) comply with their respective obligations under Amendment No. 2; and (c) not give the preliminary or the final notice of optional prepayment under the Note Agreements without the prior written consent of the Purchaser which shall not be unreasonably withheld. As discussed above in Section 11, in Amendment No. 2 the lenders agreed to the prepayment option wherein National OLP may prepay the First Mortgage Notes at a negotiated premium on the date of the Merger. Prepayment of the First Mortgage Notes and the amounts under the Acquisition Line is a condition to the obligations of the Purchaser and Purchaser General Partner to purchase the Acquired Interests.

  Employees and Employee Benefits. Under the Purchase Agreement, the parties agreed that all employees of National MGP in connection with the business of the Partnership and National OLP will be offered employment by the Purchaser Parties. The parties further agreed that the Purchaser will assume all costs of severance relating to such employees under National MGP employee retention program, under certain employment and severance agreements and will assume any amounts related to payments under certain stock, phantom stock, unit or phantom unit plans maintained by National MGP. The Purchaser agreed to assume all liabilities of the National Parties to, or with respect to, such employees (or their dependents or beneficiaries) related to or based upon their employment with the National Parties. The Purchaser also agreed to assume any and all of National MGP's and the National Parties' obligations under certain collective bargaining agreements existing at the Effective Time with respect to such employees.

  In connection with any withdrawal liability under Section 4201(a) of ERISA by reason of the consummation of the transactions under the Purchase Agreement, the parties have agreed that the Purchaser has the option in its sole discretion to either (i) enter into an agreement with the National Parties under Section 4204 of ERISA pursuant to which it will contribute to the multiemployer plans to which the National Parties had an obligation to contribute with respect to such employees of National MGP immediately prior to the Effective Time, for substantially the same number of contribution base units for which the National Parties had an obligation to contribute for each of such multiemployer plans or (ii) pay directly the amount of any withdrawal liability incurred in connection with such multiemployer plans by reason of the consummation of the transactions under the Purchase Agreement where no agreement referred to in clause (i) above was effected, except if such liability is caused by the failure of any National Party to satisfy the requirements of Section 4204 of ERISA.

  If the Purchaser completely or partially withdraws from any such multiemployer plan during the first five plan years beginning after the Effective Time, the National Parties agreed in the Purchase Agreement to be secondarily liable for any withdrawal liability that the National Parties would have incurred at the Effective Time were it not for the application of
Section 4204 of ERISA. National MGP also agreed in the Purchase Agreement to take no action that would reasonably be expected to result in increased severance cost obligations to the Purchaser or its affiliates without the prior written consent of Purchaser General Partner, which shall not be unreasonably withheld, except as permitted as described under "Conduct of Business by the Partnership and National MGP Pending the Merger" above.

  Under the Purchase Agreement, the Purchaser and the Purchaser OLP agreed to fully indemnify, defend, and hold harmless the National Parties from and against any liability, loss, damage or expense the National Parties may incur as a result of any claim made with respect to any obligation of, or liability assumed by, the Purchaser and Purchaser OLP pursuant to the foregoing employee-related provisions of the Purchase Agreement.

  Agreements with Respect to Indemnification of National General Partners, Triarc and Directors and Officers. Pursuant to the Purchase Agreement, the Purchaser, Purchaser Holdings and Purchaser General Partner have agreed that, from and after the closing of the Merger, they will (and will cause the Purchaser OLP

to) jointly and severally indemnify and hold harmless the National General Partners, Triarc and their respective stockholders, officers, directors, affiliates, successors and assigns (including any person who has acted in any such capacity at any time prior to the Effective Time), in the manner set forth in Section 7.7 of the Partnership Agreement and Section 7.7 of the National OLP partnership agreement, from and against all losses, costs, damages, expenses (including reasonable attorneys fees), liabilities and claims (collectively, "Losses") arising or resulting from or relating to the Partnership, National OLP, the National General Partners or NSSI, from which such persons, or any of them, would have been entitled to be indemnified pursuant to such sections in such partnership agreements, except in each case for Losses for which National MGP is indemnifying the Purchaser and its affiliates under the Purchase Agreement; provided, that such indemnification will not be limited to payments out of the assets of the Partnership or the Purchaser OLP.

  The Purchaser, Purchaser Holdings and Purchaser General Partner have also agreed that, from and after the closing of the Merger, they will (and will cause the Purchaser OLP to) jointly and severally indemnify and hold harmless, to the fullest extent permitted by law, the National General Partners, Triarc and their respective stockholders, officers, directors, affiliates, successors and assigns from and against any and all Losses arising or resulting from, or relating to (a) certain expenses of or relating to the Partnership's and National OLP's operations incurred by National MGP for which the Partnership has a reimbursement obligation to National MGP under the Partnership Agreement; (b) any material breach of the representations or warranties of the Purchaser Parties in the Purchase Agreement; (c) the conduct of the business or operations of the Purchaser, the Purchaser OLP, the Partnership, National OLP or NSSI following the Effective Time; (d) certain litigation matters described in the Purchase Agreement; and (e) certain real property located in Marshfield, Wisconsin, except in each case of clauses (a) through (c) for Losses for which National MGP is indemnifying the Purchaser and its affiliates as described below.

  Agreements with Respect to Indemnification of the Purchaser Parties and Directors and Officers. Under the Purchase Agreement, National MGP has agreed that, from and after the closing of the Merger, it will indemnify and hold harmless Purchaser Holdings and its affiliates, any successors thereto, or any of the preceding persons who subsequent to the date of the closing of the Merger guarantees or otherwise incurs any liability with respect to the Indemnified Debt (as defined below), from and against any and all Losses arising or resulting from, or relating to any payments that Purchaser Holdings and its affiliates or any successors thereto are required to make (and make) from their own funds (after prior recourse is had to the assets of the Purchaser OLP) with respect to National OLP debt at the closing of the Merger (consisting of approximately $140 million principal amount of indebtedness) and any refinancing, refunding or replacement thereof ("Indemnified Debt"), due to the inability of the Purchaser OLP to pay or refinance any such Indemnified Debt from the assets of the Purchaser OLP (such indemnity, the "Debt Indemnity"). National MGP and Triarc have further agreed in the Purchase Agreement that, from and after the consummation of the Offer, they will jointly and severally indemnify and hold harmless Purchaser Holdings, the Purchaser, Purchaser General Partner and their respective stockholders, officers, directors, affiliates, successors and assigns from and against any and all Losses arising or resulting from, or relating to (i) any material breach of the representations or warranties of the National Parties in the Purchase Agreement relating to organization, existence, powers and qualification, partnership or corporate authority to enter into the Purchase Agreement and ownership of the Acquired Interests, or (ii) any claim made by any holder of indebtedness of National OLP, to the extent relating to any act or omission of National MGP, Triarc or their affiliates prior to closing of the Merger, if such claim has been asserted in writing prior to the consummation of the Offer and does not arise from or relate to the transactions contemplated by the Purchase Agreement or any action or omission otherwise requested by the Purchaser.

  Agreements with Respect to Tax Matters. Under the Purchase Agreement, from the date of closing of the Merger until the expiration of the Debt Indemnity, the Purchaser agreed that it will not, and Purchaser Holdings agreed that it will cause the Purchaser, Purchaser General Partner and Purchaser OLP not to, without the prior written consent of National MGP, (i) except as required by applicable law (as defined therein), implement or adopt any material change in the Purchaser OLP's current federal income tax methods, principles or elections to be specifically identified by the National Parties, (ii) sell or otherwise dispose of any assets of the Purchaser

OLP (except as otherwise agreed) if such sale or disposition would result in greater than $5,000,000 of gain per year on a cumulative basis permitting carry-forwards, to be allocable to National MGP pursuant to Section 704(c) of the Code; or (iii) increase as of any date following the date of closing of the Merger the Section 704 carrying value of the assets contributed to National OLP by National MGP and National SGP, as provided therein. In the event that either the Purchaser or the Purchaser OLP breaches covenant (i),
(ii) or (iii) of this paragraph, subject to certain limits contained in the Purchase Agreement, Purchaser Holdings, Purchaser General Partner and the Purchaser OLP agreed to indemnify National MGP, in an amount equal to the sum of (x) (A) the incremental gain recognized as a result of such breach, as calculated therein, multiplied by (B) a fraction, the numerator of which is the maximum net marginal statutory federal and state income tax rates (expressed as a decimal) in the jurisdictions applicable to National MGP for the year in which such gain is recognized (taking into account the deductibility of state income tax in determining the liability for federal income tax) (the "Effective Tax Rate") and the denominator of which is one minus the Effective Tax Rate and (y) any other losses, costs, damages, expenses (other than taxes but including attorneys fees and interest, penalties and additions to tax imposed on the National Parties by any taxing authority) as a result of such breach but only to the extent such damages result in a cash expenditure by one of the National Parties.

  Purchaser Holdings and Purchaser General Partner further agreed, following the Effective Time and until the termination of the Debt Indemnity, to cause the Purchaser OLP not to (a) prepay, defease, purchase or otherwise retire any of the Indemnified Debt, except as provided therein, (b) modify any of the Indemnified Debt so as to eliminate or limit the recourse liability of National MGP with respect thereto, (c) merge or consolidate with or otherwise become a corporation for federal income tax purposes, (d) cause or permit any other corporation, partnership, person or entity (other than Purchaser Holdings and its affiliates, or any successor thereto, or any successor to the Purchaser OLP) to assume, guarantee, indemnify against or otherwise incur any liability with respect to any Indemnified Debt, or (e) except as required by applicable law (as defined therein), take or fail to take any other action that would result in the share of the Indemnified Debt which is allocated to National MGP for purposes of Section 752 of the Code and Treasury Regulations promulgated thereunder pursuant to the Debt Indemnity to be reduced by an amount in excess of National MGP's adjusted tax basis in its interest in the Purchaser OLP, as adjusted following the Effective Time and as so identified by National MGP ("MGP's Basis"); provided, however, that such covenants will only apply to the extent any actions described in (a), (b), (c), (d) or (e) above would result in the share of the Indemnified Debt which is allocated to National MGP for purposes of Section 752 of the Code to be reduced by an amount in excess of MGP's Basis at all times until termination of the Debt Indemnity. In addition, Purchaser Holdings and Purchaser General Partner have agreed to cause the Purchaser OLP to refinance scheduled principal payments on the Indemnified Debt with sufficient recourse debt so that at all times until the termination of the Debt Indemnity, the amount of Indemnified Debt which is allocable to National MGP for purposes of Section 752 of the Code will not be reduced by an amount exceeding National MGP's Basis. The Purchase Agreement provides that following the Effective Time and until the termination of the Debt Indemnity, (i) Purchaser Holdings and Purchaser General Partner will cause the Purchaser OLP to use all commercially reasonable efforts to not take or omit to take any action, if such action or omission would constitute a breach of, or give rise to a default or event of default under, any Indemnified Debt, and (ii) National MGP will have the right, but not the obligation, to arrange for the refinancing described above if and only if the Purchaser OLP is unable to do so in accordance with this paragraph. The Purchase Agreement further provides that, in the event that before termination of the Debt Indemnity, National MGP's share of the Indemnified Debt for purposes of Section 752 of the Code is reduced by an amount in excess of National MGP's Basis as a result of a breach by Purchaser Holdings or Purchaser General Partner or any affiliate or any successor thereto of any provision in the Purchase Agreement, subject to certain limits contained in the Purchase Agreement, Purchaser Holdings, Purchaser General Partner and the Purchaser OLP agreed to indemnify National MGP in an amount equal to the sum of (x) (A) the gain recognized by National MGP resulting from a decrease in National MGP's share of the Indemnified Debt (plus any penalties or additions to tax imposed on the National Parties by any taxing authority as a result of such breach), multiplied by (B) a fraction, the numerator of which is the Effective Tax Rate and the denominator of which is one minus the Effective Tax Rate and (y) any other losses, costs, damages, expenses (other than taxes but including attorneys fees and interest, penalties and additions to tax imposed on the National Parties by any taxing authority) as a result of such breach but only to the extent such damages result in a cash expenditure by one of the National Parties.

  Notwithstanding the foregoing, the Purchase Agreement provides that no indemnity will be provided by any Purchaser Party to National MGP with respect to any Losses arising under the foregoing tax indemnity provisions to the extent that any such Losses or any portion thereof are attributable to (i) the Internal Revenue Service determining National MGP is not a partner with respect to the Purchaser OLP or the Debt Indemnity is not recognized as an obligation by National MGP to make payments with respect to the Indemnified Debt or reimburse a third party with respect to the Indemnified Debt resulting in the Indemnified Debt not being allocated to National MGP under Code Section 752 or (ii) any merger of National MGP with or into Triarc or an affiliate of Triarc, or any transfer of the Acquired Interests prior to the closing of the Merger permitted by the Purchase Agreement, results in the recognition by National MGP, National SGP or any transferee thereof or any successor thereto of any income or gain for federal income tax purposes, except in each case to the extent such determination results from the breach by Purchaser or Purchaser Holdings of any provision of the Purchase Agreement.

  National MGP and the Purchaser agreed in the Purchase Agreement that, at any time until the expiration of the Debt Indemnity, the fair market value of the assets of National OLP will be determined in accordance with an appraisal conducted by a valuation firm (the "Original Appraiser") prior to closing of the Merger, performed in a manner consistent with the assumptions and methodologies used by such firm in its appraisal of the assets upon formation of National OLP; provided that, if such appraisal places the value of the depreciable and amortizable assets at less than $117 million, the Purchaser may cause an appraisal of such assets to be performed by an independent, nationally recognized appraiser selected by it. If the second appraisal places the value of such assets at $130 million or less, National MGP and the Purchaser will, for all tax and Code Section 704 book purposes, utilize such value. If the second appraisal places the value of such assets at more than $130 million, the value placed on such assets by the first appraisal shall be utilized for all tax and Code Section 704 book purposes. The preliminary appraisal conducted by the Original Appraiser resulted in a value for such assets at the low end of the $117-$130 million range, which if confirmed in the final report, would eliminate the need for a second appraisal.

  Upon the terms and subject to the limits of a guaranty agreement, Columbia has agreed to guarantee the Purchaser Parties' indemnification obligations for any breaches of the tax-related provisions described in the first and second paragraphs under "Agreements with Respect to Tax Matters" above, for a specified maximum amount, which maximum amount declines according to a schedule over the 15 year term of such guaranty.

  Consents, Approvals and Filings. The Purchase Agreement provides that each of the parties thereto will use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Purchase Agreement, including but not limited to making all required regulatory filings and applications and obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities or authorities and parties to contracts as are necessary for the consummation of the Merger and other transactions contemplated by the Purchase Agreement and to otherwise fulfill the conditions to the consummation of the Purchase Agreement.

  The Purchase Agreement further provides that, during the period from the date of the Purchase Agreement to the Effective Time, the parties will use commercially reasonable efforts to obtain any consents necessary to transfer title to, and shall use their respective commercially reasonable efforts to transfer title to, any assets used primarily in the business of the Partnership or the National OLP (whether owned by the Partnership or National MGP, but excluding the capital stock of any subsidiaries of National MGP) including, but not limited to, any tradenames, intellectual property rights, real property rights or personal property rights, from National MGP, National SGP and the Partnership to National OLP. If any such consents are not obtained, National MGP will use its commercially reasonable efforts to take such other action as may be necessary to provide the Purchaser

OLP with rights to such assets substantially equivalent to those held by National MGP, National SGP and the Partnership.

  National MGP and Purchaser General Partner also agreed to cooperate in (a) causing National MGP, the Partnership and National OLP to take all actions necessary to comply with applicable requirements of environmental and health and safety laws concerning the transfer of property, assets, stock or a business, (b) effectuating the issuance, assignment or transfer, as promptly as is reasonably possible on or after the Effective Time, of all licenses or permits required as of the Effective Time, and (c) identifying, preparing and filing any notices or reports required from Purchaser General Partner in connection with the transfer or issuance of the required permits.

  Representations and Warranties. The Purchase Agreement contains various customary representations and warranties of the parties thereto. These include representations and warranties of the Partnership, the National General Partners and Triarc with respect to, among other things, the following matters: (i) organization, existence, powers and qualification, (ii) partnership or corporate authority to enter into the Purchase Agreement, (iii) the filings of the Partnership made with the Commission, (iv) the financial statements of the Partnership, (v) the documents relating to the Offer, (vi) the absence of certain material adverse changes, (vii) ownership of the Acquired Interests, (viii) non-contravention of the Purchase Agreement with certain laws, agreements or orders, (ix) absence of defaults under certain agreements or orders, (x) completeness of documents provided, (xi) brokerage arrangements, (xii) undisclosed liabilities, (xiii) absence of certain litigation, (xiv) compliance with laws, and (xv) certain environmental, labor, insurance, intellectual property, employee benefits and tax matters.

  The Purchaser, Purchaser General Partner and Purchaser Holdings have also made certain representations and warranties with respect to, among other things, the following matters: (i) organization, existence, powers and qualification, (ii) partnership or corporate authority to enter into the Purchase Agreement, (iii) non-contravention of the Purchase Agreement with certain laws, agreements or orders, (iv) absence of defaults under certain agreements, (v) the documents relating to the Offer, (vi) the sufficiency of funds to acquire the Acquired Interests, and (vii) brokerage arrangements.

  Access to Information. Under the Purchase Agreement, from the date of the Purchase Agreement to the Effective Time or until the Purchase Agreement is terminated as provided therein, each of National MGP and the Partnership will provide, and National MGP will cause National OLP to provide, to each of the Purchaser Parties reasonable and prompt access to all of its books, records (including making copies as reasonably requested), assets, properties, employees, agents and representatives, and will furnish or cause to be furnished, as applicable, to each of the Purchaser Parties such information as any such party may reasonably request, upon prior notice and during normal business hours, unless that access and disclosure would violate the terms of any Agreement to which any National Party or National OLP is bound or any applicable law or regulation. Each of the Purchaser Parties has agreed, until the closing of the Merger, to maintain the confidentiality of any data or information so acquired in accordance with the terms of an existing Confidentiality Agreement between Purchaser Holdings and Triarc.

  Information Statement; Agreement to Execute Written Consents. The Purchase Agreement provides that as soon as practicable following the purchase of all Common Units validly tendered and not withdrawn pursuant to the Offer, if required by applicable law, National MGP will file an information statement (the "Information Statement") with the Commission under the Exchange Act, and will use its commercially reasonable efforts to have the Information Statement cleared by the Commission. Purchaser General Partner and National MGP further agreed to cooperate with each other in the preparation of any Information Statement, and National MGP agreed to notify Purchaser General Partner of the receipt of any comments of the Commission with respect to any Information Statement and of any requests by the Commission for any amendment or supplement thereto or for additional information and agreed to provide to Purchaser General Partner promptly copies of all correspondence between National MGP or any representative of National MGP and the Commission.

  Under the Purchase Agreement, the Purchaser has agreed to execute a consent, on the first business day following expiration of twenty calendar days from the date of mailing of the Information Statement, as the holder of the majority of the Common Units, and National MGP has agreed to so execute a consent, as the holder of all of the Subordinated Units, to approve all of the transactions contemplated by the Purchase Agreement.

  Amendment; Binding Effect and Assignment. The Purchase Agreement provides that no supplement, modification or waiver of the Purchase Agreement will be binding unless executed in writing by the party to be bound thereby. The parties agreed that the Purchase Agreement will be binding upon and inure to the benefit of the parties thereto and their respective successors and permitted assigns; but neither the Purchase Agreement nor any of the rights, benefits or obligations thereunder may be assigned, by operation of law or otherwise, by any party thereto without the prior written consent of either Purchaser General Partner or National MGP, as applicable, other than as set forth therein. Nothing in the Purchase Agreement, express or implied, is intended to confer upon any person or entity other than the parties thereto and their respective successors and permitted assigns any rights, benefits or obligations thereunder.

  Options to Purchase Common Units. National MGP has informed the Purchaser that effective upon the Merger, all outstanding options to purchase Common Units under National MGP's 1996 Common Unit Option Plan will be canceled for no consideration to holders of options, given that the exercise price for the options, set at the time of granting of the options, is well in excess of the consideration to be received by any holders of outstanding Common Units in the Merger.

  No Dissenters' Rights. Holders of Common Units will not have appraisal rights as a result of the Offer or the Merger.

  Timing of Merger. The exact timing and details for the Merger will depend upon legal requirements and a variety of other factors. Although the Purchaser has agreed to cause the Merger to be consummated on the terms and subject to the conditions set forth above, there can be no assurance as to the timing of the Merger.

  Effect of Inability to Consummate the Merger. Pursuant to the Purchase Agreement, following the consummation of the Offer and subject to other conditions, the Partnership will be merged with and into the Purchaser following the approval of the Merger by the holders of a majority of the outstanding Common Units and Subordinated Units, each voting as a class. See "Vote Required to Approve Merger" above.

  If Purchaser Holdings controls more than 50% of the outstanding Common Units following the consummation of the Offer but the Merger is not consummated, holders of Common Units of the Partnership, other than those affiliated with Purchaser Holdings, will lack sufficient voting power to cause actions to be taken under the Partnership Agreement which require majority approval. If for any reason following completion of the Offer, the Merger is not consummated, Purchaser Holdings, Purchaser General Partner and the Purchaser reserve the right, subject to any applicable legal restrictions, to acquire additional Common Units through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Common Units acquired by the Purchaser.

  Going Private Transactions. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Partnership and certain information relating to the fairness of the Merger and the consideration offered to Common Unit holders be filed with the Commission and disclosed to Common Unit holders prior to consummation of the Merger.

  Plans for the Partnership. During the Offer and through consummation of the Offer and the Merger, Purchaser Holdings and Purchaser General Partner intend to further review the Purchaser's (as successor to the

Merger with the Partnership) and the Purchaser OLP's (i.e., National OLP following the Merger) business, assets, capitalization and management with a view to optimizing the Purchaser's potential growth and profitability and will take such actions as they deem appropriate under the circumstances then existing.

  Except as otherwise described in this Offer to Purchase, including under "The Purchase Agreement" above in this Section 12, the Purchaser, Purchaser General Partner and Purchaser Holdings have no current plans or proposals that would relate to, or result in, any extraordinary transaction involving the Partnership, such as a merger, reorganization or liquidation involving the Partnership, a sale or transfer of a material amount of assets of the Partnership, any material change in the Partnership's capitalization or distribution policy or any other material change in the Partnership's business, structure or management.

13. Distributions

  Under the Purchase Agreement, the Partnership has agreed that it will not, without the consent of the Purchaser General Partner, which consent shall not be unreasonably withheld or delayed, declare, set aside or pay any distributions to its partners, including its Unitholders, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any such securities. As discussed in Section 6 above, none of the arrearages on quarterly distributions will be paid to Unitholders in accordance with the terms of the Offer or the Merger.

14. Certain Conditions of the Offer

  The Purchaser will not be required to accept for payment or to pay for any Common Units tendered pursuant to the Offer, and may terminate, extend or amend the Offer and may postpone the acceptance for payment of and payment for Common Units tendered, if (i) the Minimum Condition has not been satisfied,
(ii) any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of the Purchase Agreement, and prior to the acceptance for payment of Common Units, any of the following conditions exist:

    (a) there shall be instituted or pending any action or proceeding, or there shall have been issued and remain in effect any temporary restraining order, preliminary or final injunction, order or decree by any court or governmental, administrative or regulatory authority or agency, domestic or foreign, resulting from any action or proceeding brought by any person which does or could reasonably be expected to (i) restrain or prohibit the making of the Offer or the consummation of any other transaction contemplated by the Purchase Agreement (each a "Transaction" and collectively the "Transactions"), (ii) prohibit or limit ownership or operation by the Partnership, Purchaser General Partner or the Purchaser of all or any material portion of the business or assets of the Partnership and its subsidiaries, taken as a whole, or Purchaser General Partner or any of its subsidiaries, or compel the Partnership, Purchaser General Partner or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Partnership, Purchaser General Partner, the Purchaser or any of their subsidiaries or impose any material limitation on the ability of Purchaser General Partner or the Purchaser to conduct such business or own such assets, in each case as a result of the Transactions; (iii) impose material limitations on the ability of Purchaser Holdings, Purchaser General Partner or the Purchaser
  (A) to exercise effectively full rights of ownership of any Common Units or any of the other Acquired Interests, including, without limitation, the right to vote any Common Units acquired by the Purchaser pursuant to the Offer, or otherwise on all matters properly presented to the Unitholders, including, without limitation, the approval and adoption of the Purchase Agreement and the Transactions or (B) to effectively control through the general partner interests included in the Acquired Interests, the business and operations of the Partnership, National OLP or NSSI; or (iv) require divestiture by Purchaser General Partner, the Purchaser or any of their affiliates of any significant (in terms of value or control rights) partnership interest in the Partnership or National OLP;

    (b) there shall have been any action taken, or any statute, rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Purchaser General Partner, the Partnership or any subsidiary or affiliate of Purchaser General Partner or the Partnership or (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, in the case of both (i) and (ii) other than the routine application of the waiting period provisions of the HSR Act to the Offer, or the Merger, in each case which results or could reasonably be expected to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

    (c) prior to the expiration of the Offer, all material filings or notifications required to be made prior to the acceptance for payment of any Common Units with any governmental entity shall not have been made, or all material consents, approvals, authorizations or permits required to be obtained prior to the acceptance for payment of any Common Units from all governmental entities in connection with the consummation of the transactions contemplated by the Purchase Agreement shall not have been obtained or shall not be in form and substance reasonably satisfactory to the Purchaser;

    (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any substantial limitation or suspension of, payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any United States federal or state government or governmental, administrative or regulatory authority or agency on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States having a significant adverse effect on the functioning of the financial markets in the United States, or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

    (e) (i) the National Board or the Special Committee shall have withdrawn, modified, qualified or changed in a manner adverse to Purchaser General Partner or the Purchaser the approval or recommendation of the Offer, the Transactions, the Merger or the Purchase Agreement or approved or recommended any National Possible Alternative or any other acquisition of Common Units other than the Offer, the Transactions and the Merger or (ii) the National Board or the Special Committee shall have resolved to do any of the foregoing;

    (f) any representation and warranty of the National Parties in the Purchase Agreement shall not be true and correct as of the date of the Purchase Agreement and as of the scheduled or extended expiration of the Offer as though such representation and warranty were made at and as of such time, except for any representation and warranty which is expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date, except in all cases where the failure or failures of such representations and warranties to be so true and correct (without giving effect to any materiality or Material Adverse Effect qualification set forth in the Purchase Agreement) would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below);

    (g) the National Parties shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the National Parties to be performed or complied with by them under the Purchase Agreement;

    (h) the Purchase Agreement shall have been terminated in accordance with its terms;

    (i) any person, entity or "group" other than Purchaser Holdings or any of its affiliates shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 33% or more of the outstanding Common Units;

    (j) the Purchaser and National MGP shall have agreed that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Common Units thereunder;

    (k) since September 30, 1998, and except as publicly disclosed prior to the date of the Purchase Agreement by the Partnership, there shall have occurred any Material Adverse Effect or any event or circumstance that (singly or together with any other such events or circumstances) could reasonably be expected to have a Material Adverse Effect;

    (l) the Note Agreements (including Amendment No. 2 thereto) shall not be in full force and effect or there shall exist and be continuing any Event of Default (as defined therein) thereunder or any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default thereunder; or

    (m) there shall exist and be continuing under the Credit Agreement dated June 26, 1996, as amended, by and among National OLP, BankBoston, N.A., and the bank lenders thereto, any Event of Default (as defined therein) or any condition or event that, with the giving of notice or passage of time or both, would constitute an Event of Default thereunder (other than any such Event of Default that shall have been waived pursuant to a waiver which is in full force and effect).

  The foregoing conditions are for the sole benefit of the Purchaser and Purchaser General Partner and may be asserted by the Purchaser or Purchaser General Partner regardless of the circumstances giving rise to any such condition and may be waived by the Purchaser or Purchaser General Partner in whole or in part at any time and from time to time in their sole discretion. The failure by the Purchaser or Purchaser General Partner at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Regarding the condition described in clause (ii) above with respect to any applicable waiting period under the HSR Act, see Section 15 below.

  A "Material Adverse Effect" is defined in the Purchase Agreement as any material adverse change in, or any material adverse effect on, the assets, liabilities, properties, business, operations, earnings, results of operations, business or financial condition of the Partnership, National OLP and NSSI, taken as a whole or on the ability of the National Parties to effect the Transactions; provided, however that a Material Adverse Effect shall exclude any change or effect due to (i) general business, economic or financial conditions that are not unique to the Partnership but also affect other corporations, partnerships, persons or entities who participate or are engaged in the lines of business in which the Partnership also participates or is engaged and (ii) any continuation but not a material worsening of an adverse trend or condition publicly disclosed prior to the date of the Purchase Agreement by the Partnership or as described in the Purchase Agreement.

  Under certain circumstances set forth in Section 1 of this Offer to Purchase, the Purchaser must extend the Offer to permit cure, resolution, elimination or waiver of the conditions set forth in this Section 14. See
Section 1.

15. Certain Legal Matters

  Based on a review of publicly available filings made by the Partnership with the Commission and other publicly available information concerning the Partnership, none of the Purchaser, Purchaser General Partner, Purchaser Holdings or Columbia is aware of any license or regulatory permit that appears to be material to the business of the Partnership and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Common Units as contemplated herein or of any approval or other action, except as otherwise described in this Section 15, by any governmental entity that would be required for the acquisition or ownership of Common Units by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser, Purchaser General Partner, Purchaser Holdings and Columbia currently contemplate that such approval or other action will be sought. Although, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Common Units tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Partnership's business or that certain parts of the Partnership's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Purchase Agreement, decline to accept for payment or pay for any Common Units tendered. See Section 14 for certain conditions to the Offer.

  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law, and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders; provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  Based on information supplied by the Partnership and its own review, the Purchaser does not believe that any state takeover statutes purport to apply to the Offer or the Merger. The state takeover statutes referred to above are directed at the acquisition of corporations and not partnerships. The Purchaser, therefore, does not believe that any such takeover statutes apply to the Offer or the Merger. None of the Purchaser, Purchaser General Partner, Purchaser Holdings or Columbia has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Common Units tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Common Units tendered pursuant to the Offer.

  Antitrust. Although the Purchase Agreement provides that the Merger and related transactions contemplated therein may not be consummated until any applicable waiting period under the HSR Act has expired or been terminated prior to the Expiration Date, the Purchaser has been advised by counsel, based on non-binding advice from the Premerger Notification Office of the Federal Trade Commission, that no filing is required since the Merger and related transactions do not involve the acquisition or transfer of 100% of the interests in a partnership due to National MGP's retention of the 1% Special OLP Interest in National OLP. A filing is anticipated upon the exercise of National MGP's right to sell such interest or Purchaser's right to buy such interest under the terms of the Purchase Agreement, as described in "Agreements to Purchase Acquired Interests; The Merger" in Section 12.

16. Fees and Expenses

  The Purchaser has retained PaineWebber Incorporated as its financial advisor in connection with the Offer, including to act as the Dealer Manager and to provide certain financial advisory services. PaineWebber Incorporated will receive customary fees, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

  PaineWebber Incorporated has rendered, and is expected to continue to render, various investment banking and other advisory services to Purchaser Holdings and its affiliates. PaineWebber Incorporated has received, and will continue to receive, customary compensation for such services.

  The Purchaser has retained Innisfree M&A Incorporated to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

  Except as set forth above, none of the Purchaser, Purchaser General Partner or Purchaser Holdings will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Common Units pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Miscellaneous

  This Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Common Units. The Purchaser is not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer, the Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Common Units in such State. In any jurisdiction where securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER, PURCHASER GENERAL PARTNER OR PURCHASER HOLDINGS NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Purchaser, Purchaser General Partner, Purchaser Holdings and Columbia have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Schedule and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

                                          Columbia Propane, L.P.

April 9, 1999

                                                                     SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
          PURCHASER GENERAL PARTNER, PURCHASER HOLDINGS AND COLUMBIA

  The following table sets forth information about the directors and executive officers of Purchaser General Partner, Purchaser Holdings, which wholly owns Purchaser General Partner and Columbia, which wholly owns Purchaser Holdings.

  Purchaser's sole general partner is Purchaser General Partner.

1. Directors and Executive Officers of Purchaser General Partner.

  The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser General Partner are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is 9200 Arboretum Parkway, Suite 140, Richmond, VA 23235. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with Purchaser General Partner. All directors and executive officers listed below are citizens of the United States.

                                 Position with Purchaser General Partner;
Name and Business Address           Principal Occupation or Employment;
                                         5-Year Employment History

A. MASON BRENT.........     Director of Purchaser General Partner since 1999.
                            President and Chief Executive Officer of Purchaser
                            General Partner since 1999. Director and Chief
                            Executive Officer of Purchaser Holdings since
                            1996. President of Purchaser Holdings since 1990.

SHARON B. HEATON.......     Director of Purchaser General Partner since 1999.
                            Director of TriStar Gas Technologies, Inc. since
                            1999. Director (since 1997), Vice President and
                            Assistant Secretary (since 1998) of Columbia
                            Insurance Corporation, Ltd. Secretary of the following Columbia Energy Group subsidiaries since
                            1998: Columbia Atlantic Trading Corporation,
                            Columbia Deep Water Services Company, Columbia
                            Energy Group Capital Corporation and Columbia
                            Pipeline Corporation. Vice President and Deputy
                            General Counsel of Columbia Energy Group Service
                            Corporation since September 1996. Of Counsel,
                            Latham & Watkins, November 1994 to August 1996.

THOMAS E. PERKINS,          Director of Purchaser General Partner since 1999.
JR.....................     Vice President of Purchaser General Partner since
                            1999. Vice President of Purchaser Holdings since
                            1997. Director, Business Development and
                            Engineering of Purchaser Holdings since 1995.
                            Manager of Engineering of Purchaser Holdings, 1991 to 1995.

MARGARET W. BEASLEY....     Assistant Secretary of Purchaser General Partner
                            since 1999. Secretary of Purchaser Holdings since
                            1998. Manager, Office Operations of Columbia
                            Propane Corporation since 1989.

EDWARD D. HARVEY,           Assistant Treasurer of Purchaser General Partner
JR.....................     since 1999. Assistant Treasurer of Columbia
                            Finance Corporation since 1999. Assistant
                            Treasurer of Columbia Petroleum Corporation since
                            1999. Assistant Treasurer of CNS Microwave, Inc.,
                            Columbia Network Services Corporation and Columbia
                            Power Marketing Corporation since 1997. Treasurer of EnergyNet, L.L.C. since 1997. Alternate
                            Director of Columbia Insurance Corporation, Ltd.
                            since 1997. Treasurer of Columbia Insurance
                            Corporation, Ltd. since 1996. Assistant Treasurer of

  Name and Business Address      Position with Purchaser General Partner;
                                   Principal Occupation or Employment;
                                        5-Year Employment History

                           Columbia Energy Group since 1996. Assistant
                           Treasurer of Columbia Energy Group Service
                           Corporation since 1994. Previously, Manager-Lender Relations in the Finance Department of Columbia Energy Group Service Corporation.

KENNETH H. MARKS,          Secretary of Purchaser General Partner since 1999.
JR....................     Secretary of CNS Microwave, Inc., Columbia Network
                           Services Corporation and EnergyNet, L.L.C. since
                           1998. Counsel, Columbia Energy Group Service
                           Corporation since 1998. Counsel, Reid & Priest,
                           LLP, 1997 to 1998; Partner, Alexander, Bearden,
                           Hairston & Marks, LLP, 1991 to 1997.

SHELDON M. NORDIN.....     Treasurer of Purchaser General Partner since 1999.
                           Treasurer of Purchaser Holdings since 1996.
                           Assistant Treasurer of Purchaser Holdings, 1995 to
                           1996. Manager, General Accounting of Purchaser
                           Holdings since 1989.

2. Directors and Executive Officers of Purchaser Holdings.

  The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser Holdings are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is 9200 Arboretum Parkway, Suite 140, Richmond, VA 23235. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with Purchaser Holdings. All directors and executive officers listed below are citizens of the United States.

                                    Position with Purchaser Holdings;
                                   Principal Occupation or Employment;
Name and Business Address               5-Year Employment History

A. MASON BRENT........     Director of Purchaser Holdings since 1996. Chief
                           Executive Officer of Purchaser Holdings since 1996.
                           President of Purchaser Holdings since 1990.
                           Director, President and Chief Executive Officer of
                           Purchaser General Partner since 1999.

JAMES A. MCGEHEE,          Director of Purchaser Holdings since 1991. Vice
JR....................     President of Operations of Purchaser Holdings since
                           1983.

MICHAEL W.                 Director of Purchaser Holdings since 1996. Senior
O'DONNELL.............     Vice President and Chief Financial Officer of
                           Columbia and Columbia Energy Group Service
                           Corporation since 1993. Senior Vice President and
                           Assistant Chief Financial Officer of Columbia and
                           Columbia Energy Group Service Corporation, 1989 to
                           1993. Director of Columbia Electric Corporation,
                           Columbia Gas Transmission Corporation, Columbia LNG
                           Corporation and Columbia Natural Resources, Inc.
                           since 1996. Director of CLNG Corporation since
                           1994.

OLIVER G. RICHARD          Director of Purchaser Holdings since 1996.
III*..................     Chairman, President and Chief Executive Officer of
                           Columbia since April 28, 1995. Chairman, New Jersey
                           Resources Corporation, 1992 to 1995; President and
                           Chief Executive Officer, 1991 to 1995. President and Chief Executive Officer of Northern Natural Gas
                           Company, 1989 to 1991. Executive Vice President and
                           Senior Vice President, Enron Gas Pipeline Group,
                           1987 to 1988. Vice President and General Counsel of
                           Tenngasco, a subsidiary of

                                    Position with Purchaser Holdings;
Name and Business Address          Principal Occupation or Employment;
                                        5-Year Employment History

                           Tenneco Corporation, 1985 to 1987. Federal Energy Regulatory Commission Member, 1982 to 1985. Chairman, Interstate Natural Gas Association of America; Director, American Gas Association; member, National Petroleum Council, Virginia Business Counsel, Battelle Energy Industry Advisory Committee, and Senior Advisor to the President's Commission on Year 2000 Conversion.

PETER M. SCHWOLSKY....     Director of Purchaser Holdings since 1996. Senior
                           Vice President and Chief Legal Officer of Columbia and Columbia Energy Group Service Corporation since
                           August 1995. Senior Vice President, June 1995 to
                           August 1995. Executive Vice President, Law and
                           Corporate Development of New Jersey Resources
                           Corporation, 1991 to 1995. Of counsel and then
                           Partner with Steptoe & Johnson, 1986 to 1991.

MARGARET W. BEASLEY...     Assistant Secretary of Purchaser General Partner
                           since 1999. Secretary of Purchaser Holdings since
                           1998. Manager, Office Operations of Columbia
                           Propane Corporation since 1989.

G. T. GWALTNEY........     Vice President of Purchaser Holdings since 1999.
                           Director, Field Operations of Purchaser Holdings,
                           1995 to 1998. Regional Manager of Purchaser
                           Holdings, 1984 to 1995.

FREDERICK G. KOLB.....     Vice President of Purchaser Holdings since 1998.
                           Vice President of CLNG Corporation, Columbia
                           Electric Corporation, Columbia Electric Gregory
                           Limited Corporation, Columbia Electric Gregory
                           Member Corporation, Hawg Hauling & Disposal, Inc.
                           and Columbia LNG Corporation since 1998. Vice
                           President of Columbia Natural Resources, Inc. since
                           1995. Involved in Environmental Protection and Land
                           Management matters for Columbia Natural Resources,
                           Inc. and Columbia Gas Transmission Corporation since 1988.

KENNETH H. MARKS,          Secretary of Purchaser General Partner since 1999.
JR....................     Secretary of CNS Microwave, Inc., Columbia Network
                           Services Corporation and EnergyNet, L.L.C. since
                           1998. Counsel, Columbia Energy Group Service
                           Corporation since 1998. Counsel, Reid & Priest,
                           LLP, 1997 to 1998; Partner, Alexander, Bearden,
                           Hairston & Marks, LLP, 1991 to 1997.

SHELDON M. NORDIN.....     Treasurer of Purchaser General Partner since 1999.
                           Treasurer of Purchaser Holdings since 1996.
                           Assistant Treasurer of Purchaser Holdings, 1995 to
                           1996. Manager, General Accounting of Purchaser
                           Holdings since 1989.

THOMAS E. PERKINS,         Vice President of Purchaser Holdings since 1997.
JR....................     Director and Vice President of Purchaser General
                           Partner since 1999. Director of Business
                           Development and Engineering of Purchaser Holdings since 1995. Manager of Engineering of Purchaser
                           Holdings, 1991 to 1995.

JAMES W. TROST........     Vice President, Financial Planning of Purchaser
                           Holdings, 1996 to 1998; Vice President, Strategic and Financial Planning of Purchaser Holdings from
                           1990 through 1998.

3. Directors and Executive Officers of Columbia.

  The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Columbia are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is 13880 Dulles Corner Lane, Herndon, VA 20171. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with Columbia. All directors and executive officers listed below are citizens of the United States.

 Name and Business           Position with Columbia; Principal Occupation or
 Address                          Employment; 5-Year Employment History
 -----------------           -----------------------------------------------
 OLIVER G. RICHARD III*.. Chairman, President and Chief Executive Officer of
                          Columbia since April 28, 1995. Director of Purchaser
                          Holdings since 1996. Chairman, New Jersey Resources
                          Corporation, 1992 to 1995; President and Chief
                          Executive Officer, 1991 to 1995. President and Chief
                          Executive Officer of Northern Natural Gas Company,
                          1989 to 1991. Executive Vice President and Senior
                          Vice President, Enron Gas Pipeline Group, 1987 to
                          1988. Vice President and General Counsel of
                          Tenngasco, a subsidiary of Tenneco Corporation, 1985
                          to 1987. Federal Energy Regulatory Commission Member,
                          1982 to 1985. Chairman, Interstate Natural Gas
                          Association of America; Director, American Gas
                          Association; member, National Petroleum Council,
                          Virginia Business Council, Battelle Energy Industry
                          Advisory Committee, and Senior Advisor to the
                          President's Commission on Year 2000 Conversion.

 RICHARD F. ALBOSTA...... Director of Columbia since 1995. Independent consultant since October 1994. Chairman, President
                          and Chief Executive Officer of Enserch Environmental
                          Corporation, an environmental services and
                          remediation firm, January 1994 to October 1994.
                          President and Chief Executive Officer, 1986 to 1994
                          and Chairman, 1990 to 1994 of Ebasco Services, Inc.,
                          an international consulting, engineering,
                          construction and environmental services firm.

 ROBERT H. BEEBY......... Director of Columbia since 1993. Former Chairman of the Board of Service America Corporation, a vending
                          and food service company, 1992 to 1996. President and
                          Chief Executive Officer of Frito-Lay, Inc., 1989 to
                          1991 and Pepsi-Cola International, 1984 to 1988.
                          Director of Church & Dwight Co., Inc.; and ACNielsen
                          Corporation.

 WILSON K. CADMAN........ Director of Columbia since 1993. Private investor since 1992. Former Chairman, President and Chief
                          Executive Officer, Kansas Gas & Electric Company.
                          Retired Vice Chairman of Western Resources, Inc.
                          Director, El Paso Electric Co., Inc. and Clark/Bardes
                          Companies.

 JAMES P. HEFFERNAN...... Director of Columbia since 1993. Investor and investment banker since 1996. Managing Director of
                          Whitman Heffernan Rhein & Co., Inc., investment
                          advisory and merchant banking firm, 1987 to 1996;
                          Chief Financial Officer and Director of Danielson
                          Holding Corporation, 1990 to 1996, and Director of
                          its subsidiary, Danielson Trust Company, 1993 to
                          1996; Chairman, Herman's Holdings, Inc., 1993 to
                          1996; and Chairman, 1995 to 1996, of its subsidiary,
                          Herman's Sporting Goods, Inc. Director, Herman's
                          Holdings, Inc. and Herman's Sporting Goods, Inc.;
                          Trustee, New York Racing Association.

--------
* In 1997, in connection with an administrative proceeding by the SEC, Mr. Richard consented, without admitting or denying the issues identified in the order, to the entry of a cease-and-desist order by which he agreed to settle issues related to reports filed with the SEC concerning certain gas sale and purchase contracts executed in 1992 when he was chairman and chief executive officer of New Jersey Resources Corporation.

 Name and Business           Position with Columbia; Principal Occupation or
 Address                          Employment; 5-Year Employment History
 -----------------           -----------------------------------------------
 KAREN L. HENDRICKS..... Director of Columbia since November 1997. Chairman,
                         Chief Executive Officer and President of The Baldwin
                         Piano & Organ Company since January 1997; President
                         and Chief Executive Officer, November 1994 to January
                         1997. Executive Vice President and General Manager,
                         The Dial Corporation, May 1992 to September 1994.
                         Director, ACNielsen Corporation and The Baldwin Piano
                         & Organ Company.

 MALCOLM T. HOPKINS..... Director of Columbia since 1982. Private investor since 1984. Retired Vice Chairman, Chief Financial
                         Officer and Director of the former St. Regis
                         Corporation. Director of Metropolitan Series Fund,
                         Inc.; Gemini Air Cargo, Inc.; Great Lakes Pulp & Fibre
                         Company; and U.S. Home Corporation; Trustee, State
                         Street Research & Management Company.
 J. BENNETT JOHNSTON.... Director of Columbia since 1997. Chairman and Chief
                         Executive Officer, Johnston and Associates, a
                         government and business consulting firm in Washington,
                         D.C. Served in the United States Senate for 24 years
                         until he retired in January 1997. Former Chairman,
                         U.S. Senate Committee on Energy and Natural Resources;
                         former member, U.S. Senate committees on the budget,
                         appropriations, defense, aging and intelligence.
                         Director, Chevron Corp. and Freeport McMoRan Copper &
                         Gold, Inc. President, United States Pacific Economic
                         Cooperation Council (PECC).

 MALCOLM JOZOFF......... Director of Columbia since 1995. Chairman, President &
                         Chief Executive Officer of The Dial Corporation, a
                         consumer brands company, since May 1996. Chairman and
                         Chief Executive Officer of Lenox, Inc., a manufacturer
                         of consumer durables, 1993 to 1995. Previously
                         President, Health Care Products and Corporate Group
                         Vice President, The Proctor and Gamble Company, Inc.
                         Director, The Dial Corporation.

 WILLIAM E. LAVERY...... Director of Columbia since 1985. President Emeritus,
                         Virginia Polytechnic Institute and State University;
                         President, 1975 to 1988. Director of First Union Bank
                         of Virginia/D.C./Maryland and Shenandoah Life
                         Insurance Company.
 GERALD E. MAYO......... Director of Columbia since 1994. Private investor since 1995. Former Chairman of the Board, Midland Life
                         Insurance Company (formerly Midland Mutual Life
                         Insurance Company) (Chairman and President, 1980 to
                         1995); former Chairman, Midland Financial Services
                         (Chairman and President, 1994 to 1995). Director,
                         McKesson HBOC and Dominion Homes Corp. of Columbus,
                         OH.

 DOUGLAS E. OLESEN...... Director of Columbia since 1995. President and Chief
                         Executive Officer of Battelle Memorial Institute, an
                         international technology organization, since 1987.
                         Director, The BFGoodrich Company; Scientific Advances,
                         Inc.; and Capital Club.

 WILLIAM R. WILSON...... Director of Columbia since 1987. Private investor since 1992. Retired Chairman of the Board and Chief
                         Executive Officer of Lukens, Inc., manufacturer of
                         steel and industrial products. Director of Acme Metals
                         Incorporated and L.F.Driscoll Co.

 CATHERINE GOOD ABBOTT.. Chief Executive Officer and President of Columbia Gas
                         Transmission Corporation and Chief Executive Officer of Columbia Gulf Transmission Company since January
                         1996. Principal with Gem Energy Consulting, Inc., 1995 to January 1996. Vice President for various business units of Enron Corporation, 1985 to 1995.

 Name and Business          Position with Columbia; Principal Occupation or
 Address                         Employment; 5-Year Employment History
 -----------------          -----------------------------------------------
 PATRICIA A. HAMMICK... Senior Vice President, Strategy and Communications of
                        Columbia since May 1998. Vice President, Natural Gas
                        Supply Association, 1983 to 1996. Manager, Energy
                        Liaison of Gulf Oil Exploration and Production Company,
                        1979 to 1983.
 MICHAEL W. O'DONNELL.. Senior Vice President and Chief Financial Officer of
                        Columbia and Columbia Energy Group Service Corporation
                        since 1993. Senior Vice President and Assistant Chief
                        Financial Officer of Columbia and Columbia Energy Group
                        Service Corporation, 1989 to 1993. Director of
                        Purchaser Holdings since 1996. Director of Columbia
                        Electric Corporation, Columbia Gas Transmission
                        Corporation, Columbia LNG Corporation and Columbia
                        Natural Resources, Inc. since 1996. Director of CLNG
                        Corporation since 1994.

 PETER M. SCHWOLSKY.... Senior Vice President and Chief Legal Officer of
                        Columbia and Columbia Energy Group Service Corporation
                        since August 1995. Senior Vice President, June 1995 to
                        August 1995. Director of Purchaser Holdings since 1996.
                        Executive Vice President, Law and Corporate Development
                        of New Jersey Resources Corporation, 1991 to 1995. Of
                        counsel and then Partner with Steptoe & Johnson, 1986
                        to 1991.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Common Units and any other required documents should be sent or delivered by each Unitholder of the Partnership or such Unitholder's broker, dealer, commercial bank, trust Partnership or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                   ChaseMellon Shareholder Services, L.L.C.

        By Mail:                   By Hand:            By Overnight Delivery:



  Post Office Box 3301     120 Broadway, 13th Floor    85 Challenger Road Mail
  South Hackensack, NJ        New York, NY 10271             Drop-Reorg
          07606                                          Ridgefield Park, NJ
                                                                07660

  Attn: Reorganization       Attn: Reorganization       Attn: Reorganization
       Department                 Department                 Department

      Facsimile Transmission (Eligible Institutions Only): (201) 296-4293
        Confirm Receipt of Facsimile By Telephone Only: (201) 296-4860

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be directed to the Information Agent or Dealer Manager at their respective addresses and telephone numbers listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          Innisfree M&A Incorporated
                        501 Madison Avenue, 20th Floor
                           New York, New York 10022
                        Call Toll-Free: (888) 750-5834
                Banks and Brokers call collect: (212) 750-5833

                     The Dealer Manager for the Offer is:

                           PaineWebber Incorporated
                          1285 Avenue of the Americas
                           New York, New York 10019
                        Call Toll Free: (800) 548-1775
                Banks and Brokers call collect: (212) 713-9924